UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.  )

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Veracyte, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Veracyte, Inc.
6000 Shoreline Court, Suite 300
South San Francisco, CA 94080
(650) 243-6300
April 23, 2021
Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Veracyte, Inc. that will be held virtually on Monday, June 7, 2021, at 10:00 a.m., Pacific Time. The virtual Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/VCYT2021, where you will be able to listen to the meeting live, submit questions and vote online. As part of our effort to maintain a safe and healthy environment for our directors, members of management and stockholders who wish to attend the Annual Meeting, in light of the novel coronavirus disease, COVID-19, we believe that hosting a virtual meeting this year is in the best interest of the company and its stockholders and a virtual meeting enables increased stockholder attendance and participation because stockholders can participate from any location around the world.

The matters to be acted upon are described in the accompanying Notice of Annual Meeting and Proxy Statement.

After reading the Proxy Statement, please vote promptly to ensure that your shares will be represented. Whether or not you plan to attend the meeting, please vote by telephone or the internet, or sign and return a proxy card to ensure your representation at the meeting. Your vote is important.
We look forward to seeing you at the Annual Meeting.

Sincerely yours,

Bonnie H. Anderson Chairman and Chief Executive Officer

Veracyte, Inc.
6000 Shoreline Court, Suite 300
South San Francisco, CA 94080
___________________________

Notice of Annual Meeting of Stockholders
to be held Monday, June 7, 2021
___________________________

To the Stockholders of Veracyte, Inc.:
The Annual Meeting of Stockholders of Veracyte, Inc., a Delaware corporation, will, in light of the COVID-19 pandemic and related public health concerns, be held virtually via the Internet at www.virtualshareholdermeeting.com/VCYT2021 on Monday, June 7, 2021, at 10:00 a.m., Pacific Time, for the following purposes:

1.    To elect two Class II directors to serve until the 2024 Annual Meeting of Stockholders or until their successors are duly elected and qualified;
2.    To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021;
3.    To approve, on a non-binding advisory basis, the compensation paid by us to our named executive officers as disclosed in this Proxy Statement; and
4.    To transact such other business as may properly come before the Annual Meeting of Stockholders and any postponement or adjournment of the Annual Meeting.
Only stockholders of record as of the close of business on April 15, 2021 are entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.
It is important that your shares be represented at this meeting. Even if you plan to attend the meeting, we hope that you will vote as soon as possible. Voting now will ensure your representation at the Annual Meeting regardless of whether you attend. You may vote on the internet, by telephone or by mailing the enclosed proxy card or voting instruction form. You may also attend the Annual Meeting and vote and submit questions during the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/VCYT2021. Please review the instructions on page 2 of the Proxy Statement and your proxy card or voting instruction form regarding each of these voting options.

By Order of the Board of Directors

Bonnie H. Anderson Chairman and Chief Executive Officer
South San Francisco, California
April 23, 2021
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2021.
The Proxy Statement and Annual Report are available at www.proxyvote.com.

VERACYTE, INC.
PROXY STATEMENT FOR 2021 ANNUAL MEETING OF STOCKHOLDERS

Veracyte, Inc.
6000 Shoreline Court, Suite 300
South San Francisco, CA 94080
___________________________

Proxy Statement
___________________________

GENERAL INFORMATION

Information about Solicitation and Voting

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation by the board of directors of Veracyte, Inc., a Delaware corporation (“we,” “us,” “our” or “Veracyte”), of proxies in the accompanying form to be used at our Annual Meeting of Stockholders Monday, June 7, 2021, at 10:00 a.m., Pacific Time, and any postponement or adjournment thereof (the “Annual Meeting”). Due to the COVID-19 pandemic and related public health concerns, the Annual Meeting will be held virtually via the Internet at www.virtualshareholdermeeting.com/VCYT2021.
The Notice of Internet Availability of Proxy Materials and this Proxy Statement for the Annual Meeting and the accompanying form of proxy were first distributed and made available on the Internet to stockholders on or about April 23, 2021. Our annual report on Form 10-K for the year ended December 31, 2020 (the “Annual Report”) is available with this Proxy Statement by following the instructions in the Notice of Internet Availability of Proxy Materials.
Questions and Answers about the Proxy Materials and the Annual Meeting

What proposals will be voted on at the Annual Meeting?
Three proposals will be voted on at the Annual Meeting:
•The election of two Class II directors to serve until the 2024 Annual Meeting or until their successors are duly elected and qualified;
•The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021; and
•The approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement.

What are the board of directors’ recommendations?

Our board of directors recommends that you vote:
“FOR” election of each of the nominated Class II directors;
“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021; and
“FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement.

Will there be any other items of business on the agenda?
We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.
Who is entitled to vote?

This year’s Annual Meeting will take place virtually through the Internet, in light of the COVID-19 pandemic and related public health concerns. We have designed the format of this year’s Annual Meeting to ensure that our stockholders who attend the Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You are entitled to attend and participate in the Annual Meeting only if you were a stockholder of record as of the close of business on April 15, 2021 (the “Record Date”), or if you hold a valid proxy for the meeting, as described below. Each stockholder is entitled to one vote for each share of our common stock held as of the Record Date. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/VCYT2021, you must enter the 16-digit control number found on your proxy card or other proxy materials. If you do not have a control number, please contact the brokerage firm, bank, dealer, or other similar organization that holds your account as soon as possible so that you can be provided with a control number. We do not currently anticipate that next year’s annual meeting of stockholders will be held virtually, but rather we expect to hold the meeting in-person, consistent with our historical practice.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered, with respect to those shares, the “stockholder of record.” As a stockholder of record, you may vote at the Annual Meeting or vote by telephone, by Internet, or by filling out and returning the proxy card.
Beneficial Owner. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction form included in the mailing. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.
How do I vote?
You may vote using any of the following methods:
•By Mail - Stockholders of record may submit proxies by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR” the election of the nominees for Class II director, “FOR” the ratification of the independent registered public accounting firm for 2021, and “FOR” the compensation of our named executive officers. Stockholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees. Voting by mail will close based on mail received the day before the meeting date.

•By Telephone - Stockholders of record may submit proxies by following the telephone voting instructions on their proxy cards. Most stockholders who hold shares beneficially in street name may provide voting instructions by telephone by calling the number specified on the voting instruction form provided by their brokers, banks or nominees. Please check the voting instruction form for telephone voting availability. Please be aware that if you submit voting instructions by telephone, you may incur costs such as telephone access charges for which you will be responsible. The telephone voting facilities will close at 11:59 p.m., Eastern Time, the day before the meeting date.

•By Internet -

Before the Annual Meeting - Stockholders of record may submit proxies by following the internet voting instructions on their proxy cards. Most stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction form provided by their brokers, banks or nominees. Please check the voting instruction form for internet voting availability. Please be aware that if you vote over the internet, you may incur costs such as internet access charges for which you will be responsible. The internet voting facilities will close at 11:59 p.m., Eastern Time, the day before the meeting date.

During the Annual Meeting - Stockholders of record may attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/VCYT2021, where stockholders may vote and submit questions during the Annual Meeting. The Annual Meeting starts at 10:00 a.m. Pacific Time. Please have your 16-digit control number found on your proxy card or other proxy materials. Instructions on how to attend and participate via the internet are posted at www.virtualshareholdermeeting.com/VCYT2021. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct your nominee on how to vote your shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions or vote by telephone or the internet so that your vote will be counted if you later decide not to attend the meeting.

What if I need technical assistance during the Annual Meeting?

We encourage you to access the Annual Meeting before it begins. Online check-in will start shortly before the meeting on June 7, 2021. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual Annual Meeting log-in page.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time prior to the vote at the Annual Meeting. If you are a stockholder of record and submitted your proxy by mail, you must file with our Secretary a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the internet, you may change your vote or revoke your proxy with a later telephone or internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting.

If you are a beneficial owner of shares held in street name and you wish to change or revoke your vote, please consult the voting instructions provided with this Proxy Statement or contact your broker, bank or nominee.

How are votes counted?

For Proposal 1, you may vote “FOR” all of the Class II nominees or your vote may be “WITHHELD” with respect to one or more of the nominees.

For Proposal 2, the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021, you may vote “FOR,” vote “AGAINST” or “ABSTAIN.” Abstentions have the same effect as votes “AGAINST” this proposal.

For Proposal 3, the approval, on a non-binding advisory basis, of the compensation of our named executive officers, you may vote “FOR,” vote “AGAINST” or “ABSTAIN.” Abstentions have the same effect as votes “AGAINST” this proposal.

If you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card or voting instruction form with no further instructions, your shares will be voted in accordance with the recommendations of the board of directors (“FOR” each of the Class II nominees to the board of directors, “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2021, “FOR” approving, on a non-binding advisory basis, the compensation of our named executive officers, and in the discretion of the proxy holders on any other matters that may properly come before the meeting).
What vote is required to approve each item?
For Proposal 1, the election of directors, the two persons receiving the highest number of “FOR” votes at the Annual Meeting will be elected. Proposals 2 and 3 require the affirmative "FOR" vote of the holders of a majority of the shares present at the Annual Meeting or voting by proxy and entitled to vote. Abstentions have the same effect as votes “AGAINST” Proposals 2 and 3.

If you hold shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur when shares held by a broker for a beneficial owner are not voted because the broker did not receive voting instructions from the beneficial owner and lacked discretionary authority to vote the shares. A broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters. At our Annual Meeting, only the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2021 is considered a routine matter. The election of directors and the advisory vote on compensation of our named executive officers are non-routine matters. Broker non-votes are counted for purposes of determining whether a quorum is present, but have no effect on the outcome of the matters voted upon. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.

Is cumulative voting permitted for the election of directors?

Stockholders may not cumulate votes in the election of directors, which means that each stockholder may vote no more than the number of shares he or she owns for a single director candidate.

What constitutes a quorum?

The presence at the Annual Meeting of the holders of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote at the Annual Meeting or if you have properly submitted a proxy. As of the close of business on the Record Date, there were 67,239,391 shares of our common stock outstanding. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

How are proxies solicited?

Our employees, officers and directors may solicit proxies. We will pay the cost of printing and mailing proxy materials, and will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy material to the owners of our common stock. At this time, we have not engaged a proxy solicitor. If we do engage a proxy solicitor, we will pay the customary costs associated with such engagement.

Participating in the Annual Meeting

To participate in the virtual meeting, visit www.virtualshareholdermeeting.com/VCYT2021 and enter the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials.

If you wish to submit a question during the Annual Meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/VCYT2021, type your question into the “Ask a Question” field, and click “Submit.” If your question is properly submitted during the relevant portion of the meeting agenda, we will respond to your question during the live webcast. A webcast replay of the Annual Meeting, including the Q&A session, will also be archived on the “Investor Relations” section of our website, which is located at https://investor.veracyte.com/investor-relations.

If we experience technical difficulties during the meeting (e.g., a temporary or prolonged power outage), we will determine whether the meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any situation, we will promptly notify stockholders of the decision via www.virtualshareholdermeeting.com/VCYT2021. If you encounter technical difficulties accessing our meeting or asking questions during the meeting, a support line will be available on the login page of the virtual meeting website.

PROPOSAL 1
ELECTION OF DIRECTORS
Directors and Nominees
The number of directors is currently set at nine and our board of directors is divided into three classes, each serving staggered, three-year terms:
•Our Class I directors are Bonnie H. Anderson, Robert S. Epstein, M.D., M.S., and Evan Jones and their terms will expire at the annual meeting of stockholders to be held in 2023;
•Our Class II directors are Muna Bhanji, John L. Bishop, and Fred E. Cohen, M.D., D.Phil. and their terms will expire at the Annual Meeting; and
•Our Class III directors are Karin Eastham, Kevin K. Gordon, and Jens Holstein and their terms will expire at the annual meeting of stockholders to be held in 2022.
Two Class II directors will be elected at the Annual Meeting to serve until the annual meeting of stockholders to be held in 2024 or until their successors are duly elected and qualified, with the other classes of directors continuing to serve for the remainder of their respective terms. The two nominees receiving the highest number of affirmative votes will be elected as Class II directors. The nominating and corporate governance committee of the board of directors has recommended, and the board of directors has designated, Muna Bhanji and John L. Bishop as the nominees for Class II directors to serve until the 2024 annual meeting of stockholders. Fred E. Cohen, M.D., D.Phil. requested that the nominating and corporate governance committee not consider him to serve an additional term as a Class II director. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, an event that we do not currently anticipate, proxies will be voted for any nominees designated by the board of directors, taking into account any recommendations of the nominating and corporate governance committee, to fill the vacancies.

Names of the Class II nominees and the other members of the board of directors and certain biographical information as of April 15, 2021 are set forth below:

Name	Age	Position with Veracyte	Director Since
Bonnie H. Anderson	63	Chairman and Chief Executive Officer	2008
Muna Bhanji	58	Director and Director Nominee	2021
John L. Bishop	76	Lead Independent Director and Director Nominee	2014
Fred E. Cohen, M.D., D.Phil.	64	Director	2007
Karin Eastham	71	Director	2012
Robert S. Epstein, M.D., M.S.	66	Director	2015
Kevin K. Gordon	58	Director	2016
Jens Holstein	57	Director	2020
Evan Jones	64	Director	2008

Bonnie H. Anderson has served as our co-founder, Chief Executive Officer and as a member of our board of directors since February 2008 and as the Chairman of our board of directors since December 2016. From August 2013 to February 2017, she also served as our President. Prior to joining us, Ms. Anderson was an independent strategic consultant from April 2006 to January 2008, including as a strategic consultant for us from July 2007 to January 2008. Ms. Anderson was a Vice President at Beckman Coulter, Inc., a manufacturer of biomedical testing instrument systems, tests and supplies, from September 2000 to March 2006. Ms. Anderson currently serves as a member of the board of directors of Bruker Corporation and as a trustee emeritus of the Keck Graduate Institute of Applied Life Sciences. Ms. Anderson previously served as a member of the board of directors of Castle Biosciences, Inc. from June 2015 to August 2020. Ms. Anderson holds a B.S. in Medical Technology from Indiana University of Pennsylvania.

Muna Bhanji has served on our board of directors since March 2021. Ms. Bhanji is the Founder and President, TIBA Global Access LLC, an independent senior advisory/consultancy focused on commercialization and market access strategy development, serving the biopharmaceutical industry. Her prior experience includes an over 34 year tenure at Merck, during which she held a number of senior leadership roles within the US and Global commercial organizations including SVP,

Hospital & Specialty Franchises. Most recently, through December 2020, she served as the Senior Vice President, Global Market Access & Policy. In addition to serving as a director on a private company board, she currently serves on the board of directors of Cytokinetics, Inc. and Corus International. Prior to that, she had served on the boards of Possible Health, a Nepal based NGO, the Foundation of Managed Care Pharmacy and had also chaired Merck’s Supervisory Board in the Netherlands. Ms. Bhanji earned her Bachelor of Pharmacy degree from Rutgers School of Pharmacy and an M.B.A. from St. Joseph’s University.

John L. Bishop has served on our board of directors since December 2014. Mr. Bishop served as the Chief Executive Officer and served as a member of the board of directors of Cepheid Inc., a molecular diagnostics company, from April 2002 to November 2016, and became the chairman of its board of directors in February 2013. Mr. Bishop retired from Cepheid and resigned from the board of directors following the acquisition of Cepheid by Danaher Corporation. Mr. Bishop served as President and a member of the board of directors of Vysis, Inc., a genomic disease management company that was acquired by Abbott Laboratories, a health care company, from 1993 to 2002, and as Chief Executive Officer from 1996 to 2002. From 1991 until 1993, Mr. Bishop was Chairman and Chief Executive Officer of MicroProbe Corporation, a biotechnology company, and, from 1987 until 1991, of Source Scientific Systems Inc., a biomedical instrument manufacturing company. He currently serves on the board of directors of Sense Biodetection Ltd, a private molecular diagnostics company focused on infectious disease and previously served as a member of the board of directors and compensation committee member of Conceptus, Inc. from February 2009 until June 2013 upon its acquisition by Bayer HealthCare LLC and as the chairman of the board of directors of AdvaMedDx, a division of the Advanced Medical Technology Association, a private medical diagnostics industry advocacy group, from December 2013 until April 2017. Mr. Bishop holds a B.S. from the University of Miami.

Fred E. Cohen, M.D., D.Phil. has served on our board of directors since January 2007. Dr. Cohen currently serves as a Co-Founder and Senior Managing Partner at Vida Ventures, a life sciences investment group, which he co-founded in April 2017. From 2001 to 2016, Dr. Cohen was a Partner and Managing Director of TPG Capital, a private investment firm, where he led TPG’s venture efforts in biotechnology and life sciences. From 1986 to 2016, Dr. Cohen also served as a member of the faculty of University of California, San Francisco (“UCSF”). At UCSF, Dr. Cohen served as an internist for hospitalized patients, a consulting endocrinologist and as the Chief of the Division of Endocrinology and Metabolism. His research interests include structure based drug design, prion diseases, computational biology and heteropolymer chemistry. Dr. Cohen received his B.S. degree in Molecular Biophysics and Biochemistry from Yale University, his D.Phil. in Molecular Biophysics from Oxford on a Rhodes Scholarship, his M.D. from Stanford and his postdoctoral training and postgraduate medical training in Internal Medicine and Endocrinology at UCSF. He is a Fellow of the American College of Physicians and the American College of Medical Informatics and a member of the American Society for Clinical Investigation and Association of American Physicians. Dr. Cohen was elected to the Institute of Medicine of the National Academy of Sciences in 2004 and the American Academy of Arts and Sciences in 2008. Dr. Cohen has served on the board of directors of Intellia Therapeutics, Inc. since January 2019, Progyny, Inc. since March 2015, UroGen Pharma Ltd. since May 2017, and CareDx, Inc. since January 2003, as well as on the boards of several privately held companies. Dr. Cohen previously served on the board of directors of Genomic Health, Inc. from April 2002 to November 2019, BioCryst Pharmaceuticals, Inc. from July 2013 until January 2019, Quintiles Transnational Holdings, Inc. from May 2007 to November 2015, Five Prime Therapeutics, Inc. from May 2002 until May 2018, and Tandem Diabetes Care, Inc from June 2013 until April 2019.

Karin Eastham has served on our board of directors since December 2012. Ms. Eastham has served on the boards of directors of Personalis, Inc., a biotechnology company, since September 2019, Nektar Therapeutics, a biopharmaceutical company, since September 2018, and Geron Corporation, a biotechnology company, since March 2009. From May 2004 to September 2008, Ms. Eastham served as Executive Vice President and Chief Operating Officer, and as a member of the Board of Trustees, of the Burnham Institute for Medical Research, a non-profit corporation engaged in biomedical research. From April 1999 to May 2004, Ms. Eastham served as Senior Vice President, Chief Financial Officer and Secretary of Diversa Corporation, a biotechnology company. Ms. Eastham previously held similar positions with several life sciences companies. Ms. Eastham also previously served as a member of the board of directors of Illumina, Inc. from August 2004 to May 2019, MorphoSys AG from May 2012 to May 2017, Amylin Pharmaceuticals, Inc. from September 2005 until its acquisition in August 2012, Genoptix, Inc. from July 2008 until its acquisition in March 2011, Tercica, Inc. from December 2003 until its acquisition in October 2008, and Trius Therapeutics, Inc. from February 2007 until its acquisition in September 2013. Ms. Eastham received a B.S. in Accounting and an M.B.A. from Indiana University and is a Certified Public Accountant.

Robert S. Epstein, M.D., M.S. has served on our board of directors since January 2015. Dr. Epstein has served as a strategic consultant to life sciences companies since 2013. From 2010 to 2012, Dr. Epstein served as President of the Medco-UBC Division and as Chief Research and Development Officer of Medco Health Solutions, Inc., a managed healthcare company. Prior to that, Dr. Epstein served as Medco’s Chief Medical Officer from 1997 to 2010. Dr. Epstein has served as a member of the board of directors of Fate Therapeutics, Inc. since March 2014 and Illumina, Inc. since November 2012. Dr. Epstein previously served as a member of the board of directors of Aveo Pharmaceuticals, Inc. from December 2012 to June

2014 and was Chairman of the Board of Decipher Biosciences from December 2019 until March of 2021. Dr. Epstein is the former president of the International Society of Pharmacoeconomics and Outcomes Research, and served on the board of directors of the Drug Information Association and the International Society of Quality of Life. He has also served on the Centers for Disease Control and Prevention Evaluation of Genomic Applications in Practice & Prevention Stakeholder Committee and the Agency for Healthcare Research and Quality Centers for Education and Research on Therapeutics Committee. Dr. Epstein holds a B.S. in Biomedical Science and an M.D. from the University of Michigan, and an M.S. in Preventive Medicine from the University of Maryland.

Kevin K. Gordon has served on our board of directors since December 2016. Mr. Gordon has also served on the board of directors of Progyny, Inc., a leading fertility benefits management company, since October 2019 and Q Holdco Limited, a private company that provides engineered and elastomeric solutions, since September 2019. Mr. Gordon served as President and Chief Financial Officer of Liquidia Technologies Inc., a clinical biopharmaceutical company from January 2018 until March 2019. Mr. Gordon served as Executive Vice President and Chief Operating Officer of Quintiles Transnational Holdings Inc., a research, clinical trial and pharmaceutical consulting company, from October 2015 until October 2016 and served as Executive Vice President and Chief Financial Officer from July 2010 until December 2015 (Quintiles Transnational Holdings, Inc. merged with IMS Health Holdings, Inc., an information and technology services company, in October 2016 to form IQVIA Holdings, Inc., a global biopharmaceutical services provider). Mr. Gordon served as Executive Vice President and Chief Financial Officer of Teleflex Incorporated, a medical device company, from March 2007 until January 2010. Prior to that, Mr. Gordon held various senior corporate development positions at Teleflex Incorporated from 1997 to 2007. From 1992 to 1997, he held various senior positions, including Chief Financial Officer at Package Machinery Company, a consumer product packaging equipment company. From 1984 to 1992, he held senior manager and other various finance positions at KPMG LLP, an audit, tax and advisory services company. Mr. Gordon holds a B.S. in Accounting from the University of Connecticut.

Jens Holstein has served on our board of directors since August 2020. Mr. Holstein served as chief financial officer of MorphoSys AG, a biopharmaceutical company, from May 2011 to December 2020. From July 1999 to April 2011, Mr. Holstein held various positions at Fresenius SE & Co. KGaA, a health care company, including regional Chief Financial Officer of Fresenius Kabi AG for the EME (Europe/Middle East) region and managing director of Fresenius Kabi Deutschland GmbH. Prior to joining Fresenius, Mr. Holstein spent several years in the consulting industry, with positions in Frankfurt and London. Mr. Holstein served as a director of InflaRx N.V., a biopharmaceutical company, from September 2018 to July 2020. Mr. Holstein holds a diploma in Business Administration from the University of Münster, Germany.

Evan Jones has served on our board of directors since February 2008. Mr. Jones has also served as Managing Member of jVen Capital, LLC, a life sciences investment company, since 2007. He served as Chief Executive Officer of OpGen, Inc., a genetic analysis company, from 2013 to March 2020, and also served as a director from 2009 to present. He was a co-founder of Digene Corporation, a biotechnology company focused on women’s health and molecular diagnostic testing, serving as chairman of its board of directors from 1995 until its acquisition in 2007 and served as Chief Executive Officer from 1990 to 2006 and as President from 1990 to 1999. Mr. Jones served as a member of the board of directors of Foundation Medicine, Inc. until its merger with Roche Holdings, Inc. in July 2018. Mr. Jones served as a director of Fluidigm Corporation from March 2011 to August 2017. Mr. Jones received a B.A. in Biotechnology from the University of Colorado and an M.B.A. from The Wharton School at the University of Pennsylvania.

The Board of Directors Recommends a Vote “FOR” Election as Director for Each of the Class II Nominees Set Forth Above.

Director Nominations
The board of directors generally nominates directors whose term is scheduled to expire at the next annual meeting of stockholders and appoints new directors to fill vacancies when they arise. The board of directors has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. The nominating and corporate governance committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the board for nomination or election.

The nominating and corporate governance committee evaluates and selects candidates for director based on their character, judgment, diversity of experience, business acumen, and ability to act on behalf of all stockholders. The nominating and corporate governance committee believes that nominees for director should have experience, such as experience in management, accounting, finance, or marketing, or industry and technology knowledge, that may be useful to our company and the board of directors, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The nominating and corporate governance committee also believes that service as a director of other public companies provides experience and perspective that may be useful to our company and the board of directors. Although our company has no formal diversity policy for board members, the board and the nominating and corporate governance committee consider diversity of backgrounds and experiences and other forms of diversity when selecting nominees.
The nominating and corporate governance committee believes it appropriate for at least one, and, preferably, multiple, members of the board of directors to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission (the “SEC”) rules, and that a majority of the members of the board meet the definition of “independent director” under the rules of The Nasdaq Stock Market. The nominating and corporate governance committee believes it appropriate for certain key members of our management - currently, our Chief Executive Officer - to participate as members of the board of directors.
Prior to each annual meeting of stockholders, the nominating and corporate governance committee identifies nominees first by evaluating the current directors whose term will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the board of directors with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the nominating and corporate governance committee determines not to re-nominate the director, or if a vacancy is created on the board as a result of a resignation, an increase in the size of the board or other event, then the nominating and corporate governance committee will consider various candidates for board membership, including those suggested by the committee members, by other board members, by any search firm engaged by the nominating and corporate governance committee and by stockholders. Each of the nominees is a member of the board of directors standing for re-election as a director.
A stockholder who wishes to suggest a prospective nominee for the board of directors should notify our Secretary or any member of the nominating and corporate governance committee in writing with any supporting material the stockholder considers appropriate. In addition, our amended and restated bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the board of directors at our annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to our Secretary and otherwise comply with the provisions of our amended and restated bylaws. To be timely, our amended and restated bylaws provide that we must have received the stockholder’s notice not earlier than February 7, 2022 and not later than March 9, 2022. Information required by the amended and restated bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934, as amended ("Exchange Act") and the related rules and regulations under that Section.
Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our amended and restated bylaws and must be addressed to: Secretary, Veracyte, Inc., 6000 Shoreline Court, Suite 300, South San Francisco, California 94080. You may obtain a copy of the full text of this provision of the amended and restated bylaws by writing to our Secretary at the above address.

Director Qualifications
Set forth below is a summary of the specific experience, qualifications, attributes or skills of the members of our board of directors that, in addition to the experience of those individuals described in their biographies above, led our nominating and corporate governance committee and board of directors to conclude that the director should serve as a member of the board of directors.
Our board of directors has concluded that Ms. Anderson should serve on our board of directors due to her extensive industry experience, strategic perspective of our development, historic knowledge of our company and key leadership position as our Chief Executive Officer.

Our board of directors has concluded that Ms. Bhanji should serve on our board of directors due to her extensive experience in senior and strategic roles in the biopharmaceutical industry, her experience in marketing and commercial operations and global market access, and her experience as a board member of other publicly-traded companies in the life sciences industry.
Our board of directors has concluded that Mr. Bishop should serve on our board of directors due to his significant experience as the chief executive officer of a publicly traded molecular diagnostics company, his experience in senior management positions in life sciences companies, his experience as a director of publicly traded life sciences companies and his extensive experience in the clinical diagnostics, life science and biotechnology industries.
Our board of directors has concluded that Dr. Cohen should serve on our board of directors due to his significant leadership experience in the medical and finance fields through his background as an M.D. and a venture capitalist, his extensive technical expertise relevant to our business, and his experience as an investor in and on the boards of numerous life sciences and healthcare companies. Dr. Cohen has not been nominated for re-election at the Annual Meeting.
Our board of directors has concluded that Ms. Eastham should serve on our board of directors due to her experience as a director of numerous life sciences companies, as well as her extensive senior management experience in the biopharmaceutical industry, particularly in key corporate finance and accounting positions.
Our board of directors has concluded that Dr. Epstein should serve on our board of directors due to his extensive experience in senior and strategic roles in healthcare companies, his expertise in reimbursement and FDA regulation, and his experience as a director of publicly traded companies in the life sciences industry.
Our board of directors has concluded that Mr. Gordon should serve on our board of directors due to his significant experience in senior management positions in publicly traded life sciences companies, as well as his extensive senior management experience in the biopharmaceutical industry, including key corporate finance and accounting positions.
Our board of directors has concluded that Mr. Holstein should serve on our board of directors due to his significant experience as the chief financial officer of a publicly traded biopharmaceutical company, as well as his extensive experience in management positions in life science and healthcare companies.
Our board of directors has concluded that Mr. Jones’s knowledge of the life sciences industry and his experience as a chief executive officer and as a board member of other publicly traded and privately held life sciences companies qualifies him to serve on our board of directors.
Director Expertise, Experience and Attributes
The board of directors is comprised of a diverse mix of directors with complementary expertise, experience and attributes, as summarized in the table below. Our directors may also have limited experience or attributes in addition to what is reflected in the “Number of Directors” column below. The “Number of Directors” column includes Fred E. Cohen, M.D., D.Phil., who is not nominated for election at the Annual Meeting and whose term as a director will end at the Annual Meeting.

Expertise, Experience or Attribute	Description	Number of Directors
Biotechnology and Product Development	Significant background working in the biotechnology industry and in management of life sciences companies; experience in product development.	9 of 9
Leadership	Extensive executive, director or management experience from leadership and governance roles in corporations, government or public organizations.	9 of 9
Diversity	Representation of gender, ethnic, geographic, cultural or other perspectives that expand the board of directors’ understanding of the needs and viewpoints of our customers, partners, employees and other stakeholders.	3 of 9
Finance	Leadership of a financial firm or management of the finance function of an enterprise, resulting in financial proficiency and expertise.	4 of 9

Director Tenure and Age Distribution

We also believe that our current board of directors composition represents an effective balance with respect to director tenure and age. Recent director additions provide the board of directors with fresh perspectives and diverse experiences, while directors with longer tenure provide continuity and valuable insight into our business and strategy. The following tables provide information regarding the tenure and age distribution of our board of directors as of April 15, 2021.

Tenure	Number of Directors	Age	Number of Directors
More than 10 years	3	70+ years	2
6 – 10 years	3	61 – 70 years	4
0 – 5 years	3	45 – 60 years	3

Majority Voting Standard for Director Elections and Director Resignation Policy
Commencing with our 2022 annual meeting of stockholders, our amended and restated bylaws provide for a majority voting standard for uncontested elections of directors and require that stockholder director nominations include a written statement as to whether the nominee intends to tender an irrevocable resignation upon such nominee’s election or re-election. The majority voting standard provides that, in uncontested director elections, a director nominee will be elected only if the number of votes cast FOR the nominee exceeds the number of votes cast AGAINST the nominee. In addition, our Director Resignation Policy requires each incumbent nominee to submit an irrevocable contingent resignation letter prior to the annual meeting of stockholders in which such election is to take place. This addresses the “holdover” director situation under the Delaware General Corporation Law (“DGCL”) pursuant to which a director remains on the board of directors until such director’s successor is elected and qualified. Such resignation becomes effective only upon (i) such nominee’s failure to receive the requisite number of votes for re-election at any future meeting at which such person would face re-election and (ii) our board of directors’ acceptance of such resignation. If the nominee does not receive the requisite number of votes for re-election, our nominating and corporate governance committee will make a recommendation to our board of directors as to whether to accept or reject the resignation, or whether other action should be taken. Our board of directors will act on the nominating and corporate governance committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.

Director Independence
The board of directors has determined that, except for Ms. Anderson, each individual who currently serves as a member of our board of directors is, and each individual who served as a member of our board of directors in 2020 was, an “independent director” within the meaning of Rule 5605 of The Nasdaq Stock Market. Ms. Anderson is not considered independent as she serves as our Chief Executive Officer. For Ms. Bhanji, Mr. Bishop, Dr. Cohen, Ms. Eastham, Dr. Epstein, Mr. Gordon, Mr. Holstein and Mr. Jones, the board of directors considered their relationship and transactions with us and our security holders.

Compensation Committee Interlocks and Insider Participation
The members of our compensation committee during 2020 included Karin Eastham, Fred E. Cohen, Evan Jones and Robert S. Epstein. No member of our compensation committee in 2020 was at any time during 2020 or at any other time an officer or employee of ours, and none had or have any relationships with us that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during 2020.
Board Meetings
The board of directors held 13 meetings during 2020. Each director attended at least 75% of the aggregate number of meetings held by the board of directors and of the committees on which such director served, excluding certain meetings for which Dr. Nova and Dr. Epstein recused themselves due to discussions related to our acquisition of Decipher Biosciences, Inc., as discussed further under “Related Party Transactions—Decipher Acquisition.” The independent directors meet in executive sessions at regularly scheduled meetings of the board of directors without the participation of the Chief Executive Officer or other members of management. We do not have a policy that requires the attendance of directors at the Annual Meeting.

Board Committees
Below is a description of each committee of the board of directors. The board of directors has determined that each director who serves on the audit, compensation and nominating and corporate governance committees is “independent,” as that term is defined for such committee by applicable listing standards of The Nasdaq Stock Market and rules of the SEC, and has adopted written charters for each of these committees. The charters of the audit, compensation, nominating and corporate governance, and regulatory and compliance committees are available on the investor section of our website (https://investor.veracyte.com/investor-relations) under the corporate governance tab.
Audit Committee and Financial Expert
The current members of the audit committee are Kevin K. Gordon, its Chair, Karin Eastham, Evan Jones, and Jens Holstein. The audit committee held seven meetings during 2020. Our audit committee oversees our corporate accounting and financial reporting process and assists our board of directors in oversight of the integrity of our financial statements, our compliance with certain legal and regulatory requirements, our independent auditor’s qualifications, independence and performance, and our internal accounting and financial controls. Our audit committee is responsible for the appointment, compensation, retention and oversight of our independent auditor. The board of directors has determined that Mr. Gordon, Ms. Eastham, Mr. Jones and Mr. Holstein each are qualified as an “audit committee financial expert” under the definition outlined by the SEC.
Compensation Committee
The current members of the compensation committee are Karin Eastham, its Chair, Fred E. Cohen, Robert S. Epstein and Jens Holstein. The compensation committee held 18 meetings during 2020. Our compensation committee oversees our compensation policies, plans and benefits programs and determines and approves or, in the case of our chief executive officer, makes recommendations to our board of directors regarding the compensation of our executive officers. In addition, our compensation committee reviews and approves or makes recommendations to our board of directors with respect to our major compensation plans, policies and programs and assesses whether our compensation structure establishes appropriate incentives for officers and employees. The compensation committee also reviews and recommends non-employee directors’ compensation to the full board of directors. The compensation committee has the sole authority to select, retain, terminate and approve the fees and other retention terms of consultants as it deems appropriate to perform its duties. Dr. Cohen is not being nominated for re-election at the Annual Meeting.
Nominating and Corporate Governance Committee
The current members of the nominating and corporate governance committee are Robert S. Epstein, its Chair, Muna Bhanji and Evan Jones. The nominating and corporate governance committee held four meetings during 2020. Our nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of the board of directors and its committees. In addition, our nominating and corporate governance committee is responsible for reviewing and making recommendations to our board of directors on matters concerning corporate governance and conflicts of interest.
Regulatory and Compliance Committee
The current members of the regulatory and compliance committee are Evan Jones, its Chair, Muna Bhanji, Fred E. Cohen, Robert S. Epstein and Kevin K. Gordon. The regulatory and compliance committee held four meetings during 2020. Our regulatory and compliance committee assists our board in meeting its responsibilities with regard to oversight of our compliance with healthcare legal and regulatory requirements applicable to our business. Dr. Cohen is not being nominated for re-election at the Annual Meeting.

Corporate Governance
Board Leadership Structure and Role in Risk Oversight
We have a lead independent director of the board of directors separate from our Chief Executive Officer. Ms. Anderson is our Chairman and Chief Executive Officer and Mr. Bishop is the lead independent director of the board of directors. The board of directors believes that this leadership structure reflects the role and responsibilities of the chief executive officer in our business and operations with significant involvement and authority vested in a separate lead independent director of the board. In his capacity as lead independent director, Mr. Bishop serves ex officio on all committees of the board. The board of directors retains the authority to modify this structure as it deems appropriate.
Our board of directors is responsible for overseeing the overall risk management process at Veracyte. The responsibility for managing risk rests with executive management while the committees of the board of directors and the board of directors as a whole participate in the oversight process. The risk oversight process of the board of directors builds upon management’s risk assessment and mitigation processes, which include reviews of long-term strategic and operational planning, strategic biopharmaceutical partnerships, executive development, compensation and evaluation, regulatory and legal compliance including those laws and regulations relating to product and service promotional activities, Medicare billing and reimbursement and provision of laboratory services, cybersecurity, privacy and financial reporting and internal controls. The board of directors considers strategic risks and opportunities and regularly receives reports from executive management regarding specific aspects of risk management, including but not limited to, our ability to expand our platform globally, our ability to achieve the expected benefits from our acquisition of the diagnostic rights to the nCounter FLEX Analysis System, our ability to potentially inform diagnosis and treatment decisions in new oncology indications and, more recently, risk exposures related to COVID-19.
Veracyte’s Approach to Human Capital Management
Our People. At December 31, 2020, we had 320 employees, of which 59 work in laboratory operations, 35 in research and development and clinical development, 131 in selling and marketing, and 95 in general and administrative, including 55 in billing and client services, 13 in information technology and 13 in finance. None of our employees are the subject of collective bargaining arrangements, and our management considers its relationships with employees to be good.
Diversity, Inclusion, and Belonging. We believe in an inclusive workforce, where diverse backgrounds are represented, engaged and empowered to inspire innovative ideas and decisions. In addition to being led by a female founder, Chief Executive Officer and Chairman of the Board, our Chief Scientific Officer and Chief Medical Officer is also female and 58% of our employees are female, including 37% at the Vice President level and above, as of December 31, 2020. In addition, three of our nine directors are female, including our Chairman of the Board, as of December 31, 2020. Forty-eight percent (48%) of our employees are non-White, including 26% at the Vice President Level and above, as of December 31, 2020. We strive to further advance diversity among our employees and believe that the resulting range of employee ideas, experiences and perspectives strengthens our company.
During the COVID-19 pandemic, we have taken important steps to protect the health and safety of our employees and the broader community. These have included asking employees who were able to work from home to do so in order to protect employees who perform mission-critical work in our facilities; reconfiguring our workspaces and workshift scheduling to enable social distancing; requiring face masks to be worn inside our offices; and other initiatives.
Communications with the Board of Directors
If you wish to communicate with the board of directors, you may send your communication in writing to: Secretary, Veracyte, Inc., 6000 Shoreline Court, Suite 300, South San Francisco, California 94080. You must include your name and address in the written communication and indicate whether you are our stockholder. The Secretary will review any communications received from a stockholder and all material communications from stockholders will be forwarded to the appropriate director or directors or committee of the board based on the subject matter.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all of our officers and employees, including our Chairman and Chief Executive Officer, our Chief Financial Officer and other employees who perform financial or accounting functions. The Code of Business Conduct and Ethics sets forth the basic principles that guide the business conduct of our employees. We have also adopted a Senior Financial Officers’ Code of Ethics that specifically applies to our Chairman and Chief Executive Officer, our Chief Financial Officer and key management employees. Stockholders may request a free copy of our Code of Business Conduct and Ethics and our Senior Financial Officers’ Code of Ethics by contacting Veracyte, Inc., Attention: Chief Financial Officer, 6000 Shoreline Court, Suite 300, South San Francisco, California 94080.
To date, there have been no waivers under our Code of Business Conduct and Ethics or Senior Financial Officers’ Code of Ethics. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics or

Senior Financial Officers’ Code of Ethics or waivers of such Codes granted to executive officers and directors on our website at http://www.veracyte.com within four business days following the date of such amendment or waiver.

Certain Relationships and Related Transactions
In addition to the compensation arrangements of our directors and named executive officers discussed elsewhere in this Proxy Statement, the following is a description of transactions since January 1, 2020, to which we have been or will be a party, and in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with, or immediate family members of, any of the foregoing, had or will have a direct or indirect material interest.
Decipher Acquisition
On February 2, 2021, we entered into an Agreement and Plan of Merger to acquire Decipher Biosciences, Inc., a Delaware corporation (“Decipher”), for an aggregate consideration of $600 million in cash, subject to customary purchase price adjustments (the “Merger”), and we completed the Merger on March 12, 2021. Dr. Tina S. Nova, Ph.D. and Dr. Robert S. Epstein, M.D., M.S. served on the board of directors of Decipher prior to the Merger, with Dr. Nova additionally serving as President and Chief Executive Officer of Decipher. Pursuant to our related party transactions policy, Dr. Nova and Dr. Epstein recused themselves from all discussions of our board of directors related to the Merger, and the Merger was approved by each of the non-interested members of our board of directors. In connection with the Merger, certain Decipher equity awards held by Dr. Nova and Dr. Epstein were fully-accelerated pursuant to their terms and certain incentive bonus payments were made to Dr. Nova pursuant to a management incentive plan established by the Decipher board of directors, resulting in payments of approximately $26.5 million and $1.4 million to each of them, respectively. Dr. Nova now serves as our General Manager, Thyroid and Urologic Cancers.
Indemnification Agreements
We have entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Related Party Transaction Approval

We have a formal policy that our executive officers, directors, director nominees, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a transaction in which we are or will be a party and in which the amount involved exceeds $120,000 without the prior consent of our audit committee. Any request for us to enter into such a transaction must first be presented to our audit committee, or if a member of our audit committee is involved in the transaction, to the disinterested and independent members of our board of directors for review, consideration and approval. In approving or rejecting any such proposal, the disinterested and independent members of our board of directors will consider all relevant facts and circumstances reasonably available to them.

2020 Director Compensation
For 2020, our compensation committee engaged Radford, a part of Aon plc, (“Radford”), an independent compensation consultant, to provide an analysis of non-employee director compensation, including an analysis of compensation paid to non-employee directors by companies in our peer group (as described in “Compensation Discussion and Analysis - 2020 Peer Group”), and an assessment of both the equity compensation, and an evaluation of the type of equity instruments being awarded. The following table sets forth cash amounts and the value of equity compensation awarded to, earned by, or paid to our non-employee directors for their service in 2020 (and reflect the mid-year reduction described below):

Name	Stock options	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
John L. Bishop	10,000	73,333	131,914	205,247
Fred E. Cohen	10,000	49,333	131,914	181,247
Karin Eastham	10,000	60,334	131,914	192,248
Robert S. Epstein	10,000	53,331	131,914	185,245
Kevin K. Gordon	10,000	58,333	131,914	190,247
Jens Holstein	35,000	20,833	615,094	635,927
Evan Jones	10,000	49,333	131,914	181,247
Tina S. Nova(3)	10,000	53,331	131,914	185,245

(1)
Amounts represent the aggregate fair value of the option awards computed as of the grant date of each award in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”) for financial reporting purposes, rather than amounts paid to or realized by the named individual. Our assumptions with respect to the calculation of these values are set forth in the Notes to Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2020. There can be no assurance that option awards will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the fair value as computed in accordance with ASC 718.

(2)	The following sets forth the number of shares of common stock subject to outstanding options held by non-employee directors at December 31, 2020:

Name	Number of Shares
John L. Bishop	85,000
Fred E. Cohen	20,000
Karin Eastham	110,000
Robert S. Epstein	75,000
Kevin K. Gordon	65,000
Jens Holstein	35,000
Evan Jones	80,000
Tina S. Nova	85,000

(3)	In connection with our acquisition of Decipher, Dr. Nova resigned from our board of directors on February 2, 2021.
Directors who are employees do not receive any fees or equity awards for their service on the board of directors or any committee. Our non-employee directors receive an annual cash retainer of $40,000 for their service on our board of directors. Members of our audit committee, compensation committee, nominating and corporate governance committee and regulatory and compliance committee, other than the chair of each such committee, receive an additional annual cash retainer of $10,000, $6,000 (which amount was increased to $7,500 in February 2021), $5,000 and $5,000, respectively. The chair of our audit committee, compensation committee, nominating and corporate governance committee and regulatory and compliance committee each receive an additional annual cash retainer of $20,000, $12,000 (which amount was increased to $15,000 in February 2021), $10,000 and $10,000, respectively. Additionally, the individual acting as lead independent director of the board of directors receives an additional annual cash retainer of $25,000. In response to the COVID-19 pandemic (the “pandemic”) and as discussed in “Compensation Discussion and Analysis - Impact of COVID-19 on 2020 Compensation”, in April 2020, the annual cash retainers paid to our non-employee directors was reduced by 10%. By late September 2020, our operating results had stabilized to the point that our board of directors felt it was appropriate to restore the annual retainer fees for all board members to pre-reduction levels, effective October 1, 2020. All annual cash retainers are payable quarterly in arrears and are pro-rated for partial service in any year. We also reimburse our non-employee directors for their reasonable out-of-pocket costs and travel expenses in connection with their attendance at board of directors and committee meetings in accordance with our travel policy.
In 2020, our compensation policy for non-employee directors provided that any non-employee director who first joined our board of directors was automatically granted an initial stock option to purchase 35,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the grant date. The options will vest and become exercisable as to one-third of those shares on each of the first, second and third annual anniversaries of the date of grant. In addition, our compensation policy for non-employee directors in 2020 provided that on the first business day after each annual meeting of stockholders, each non-employee director who continued to serve on our board of directors and who had served as a director for at least six months was automatically granted an option to purchase 10,000 shares of our common stock at an exercise price equal to the fair market value of the date of grant. Each of these options vests in full on the first anniversary of the date of grant or, if earlier, the date of the next annual meeting of stockholders. In February 2021, after considering the information, analysis and recommendation provided by Radford, including data regarding compensation paid to non-employee directors, and the types of equity instruments used, by companies in our “peer group” (as described in “Compensation Discussion and Analysis - 2020 Peer Group”) our compensation committee recommended and our board of directors determined it was reasonable and appropriate to modify the equity portion of our compensation policy for non-employee directors to provide for the grant of restricted stock units (“RSUs”) on the terms described below and to impose an annual limit on the value of cash and equity compensation provided to our non-employee directors, as described below. Our compensation policy for non-employee directors currently provides that any non-employee director who first joins our board of directors is automatically granted RSUs valued on the grant date at $600,000. The RSUs will vest as to one-third of those shares on each of the first, second and third annual anniversaries of the date of grant. On the first business day after each annual meeting of stockholders, each non-employee director who continues to serve on our board of directors and who has served as a director for at least six months will be automatically granted RSUs valued on the grant date at $300,000. The RSUs will vest in full on the first anniversary of the date of grant or, if earlier, the date of the next annual meeting of stockholders. These grants and their terms are set forth in our 2013 Stock Incentive Plan. The vesting of the options and RSUs described above will accelerate in full upon a “change in control” as defined in our 2013 Stock Incentive Plan. No non-employee director may receive equity awards under our 2013 Stock Incentive Plan that, when combined with cash compensation received for service as a non-employee director, exceeds $750,000 in value in any calendar year, which amount shall instead be $1,500,000 in value in the calendar year in which such director first joins our board of directors.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for 2021. Ernst & Young LLP has audited our financial statements since 2014. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.
Independent Registered Public Accounting Firm Fees and Services
The following table presents fees billed for professional audit services and other services rendered to us by Ernst & Young LLP for 2020 and 2019.

	Year Ended December 31,
	2020	2019
Audit Fees(1)	$1,084,300	$1,353,400
Audit-related Fees(2)	—	323,304
Tax Fees(3)	—	—
All Other Fees(4)	3,095	4,850
Total	$1,087,395	$1,681,554

(1)
Audit fees include fees and out-of-pocket expenses, whether or not yet invoiced, for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements.

(2)	Audit-related fees include fees for due diligence work related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, and internal control reviews separate from the audit.

(3)	Tax fees consist of federal and state tax compliance and planning, tax advice and preparation of tax returns.

(4)	Other fees consist of consultations not related to audit or tax fess and access to an online accounting literature database.

Pre-approval Policies and Procedures
Our audit committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. All of the services provided were pre-approved to the extent required. During the approval process, the audit committee considers the impact of the types of services and the related fees on the independence of the independent registered public accounting firm. The services and fees must be deemed compatible with the maintenance of that firm’s independence, including compliance with rules and regulations of the SEC. Throughout the year, the audit committee will review any revisions to the estimates of audit and non-audit fees initially approved.

Required Vote

Ratification will require the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting. Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our amended and restated bylaws or otherwise. However, the board of directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of our company and our stockholders.

The Board of Directors Recommends a Vote “FOR” Ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm.

PROPOSAL 3
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the rules of the SEC, we are providing stockholders with an opportunity to make a non-binding, advisory vote on the compensation of our named executive officers. This non-binding advisory vote is commonly referred to as a “say on pay” vote. The non-binding advisory vote on the compensation of our named executive officers, as disclosed in this Proxy Statement, will be determined by the vote of a majority of the shares present at the Annual Meeting or voting by proxy and entitled to vote. Abstentions have the same effect as votes “AGAINST” this proposal.
Stockholders are urged to read the “Executive Compensation” section of this Proxy Statement, which discusses how our executive compensation policies and procedures implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our named executive officers. The compensation committee and the board of directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that our stockholders approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion and the other related disclosures.”

As an advisory vote, this proposal is not binding. However, our board of directors and compensation committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The Board of Directors Recommends a Vote “FOR” Approval, on a Non-Binding Advisory Basis, of the Compensation of our Named Executive Officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the number of shares of common stock beneficially owned on April 15, 2021, by:
•each person who is known by us to beneficially own 5% or more of our common stock;
•each of our named executive officers and directors; and
•all of our current executive officers and directors as a group.
We have determined beneficial ownership in accordance with SEC rules. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and dispositive power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 67,239,391 shares of common stock outstanding at April 15, 2021. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 15, 2021, the Record Date for the Annual Meeting. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Except as otherwise set forth below, the address of each beneficial owner is 6000 Shoreline Court, Suite 300, South San Francisco, California 94080.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned
5% Stockholders:
ARK investment Management LLC (2)	9,027,827	13.4%
Blackrock, Inc. (3)	5,280,975	7.9%
William Blair Investment Management, LLC (4)	5,207,939	7.7%
Entities affiliated with The Vanguard Group (5)	4,257,170	6.3%
Invesco Ltd. (6)	3,567,585	5.3%
Entities affiliated with Artisan Partners Limited Partnership (7)	3,529,626	5.2%

Directors and Executive Officers:
Bonnie H. Anderson(8)	1,220,887	1.8%
Keith Kennedy(9)	196,236	*
Giulia C. Kennedy(10)	15,949	*
John Hanna(11)	58,448	*
James Erlinger III	—	*
Muna Bhanji	—	*
John L. Bishop(12)	85,000	*
Fred E. Cohen, M.D., D.Phil.(13)	30,000	*
Karin Eastham(14)	116,977	*
Robert S. Epstein, M.D., M.S.(15)	75,000	*
Kevin K. Gordon (16)	55,000	*
Evan Jones(17)	174,653	*
Jens Holstein	—	*
All directors and executive officers as a group (13 persons)(18)	2,028,150	2.9%

*	Less than 1%

(1)
Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Unless otherwise indicated, shares are owned of record and beneficially by the named person.

(2)	Based on a Schedule 13G filed on February 16, 2021, ARK Investment Management LLC has sole voting and power with respect to 8,814,751 shares and sole dispositive power with respect to 9,027,827 shares of our common stock. The address of ARK Investment Management LLC is 3 East 28th Street, 7th Floor, New York, NY, 10016.

(3)	Based on a Schedule 13G filed on February 1, 2021, Blackrock, Inc. has sole voting power with respect to 5,131,228 shares and dispositive power with respect to 5,280,975 shares of our common stock. The address of Blackrock, Inc. is 55 East 52nd Street, New York, NY, 10055.

(4)	Based on a Schedule 13G filed on February 11, 2021, William Blair Investment Management, LLC has sole voting power with respect to 4,660,719 shares and dispositive power with respect to 5,207,939 shares of our common stock. The address of William Blair Investment Management, LLC is 150 North Riverside Plaza, Chicago, IL 60606.

(5)	Based on a Schedule 13G filed on February 10, 2021, entities affiliated with The Vanguard Group have sole voting power with respect to 0 shares and sole or shared dispositive power with respect 4,257,170 shares of our common stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(6)	Based on a Schedule 13G filed on February 12, 2021, Invesco Ltd. has sole voting power with respect to 3,343,814 shares and dispositive power with respect to 3,567,585 shares of our common stock. The address of Invesco Ltd. is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309.

(7)	Based on a Schedule 13G filed on February 10, 2021, entities affiliated with Artisan Partners Limited Partnership have sole voting power with respect to 0 shares and sole or shared dispositive power with respect 3,529,626 shares of our common stock. The address of Artisan Partners Limited Partnership is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.

(8)
Consists of (i) 103,148 shares of our common stock held by Ms. Anderson, (ii) options to purchase 1,012,842 shares of our common stock held by Ms. Anderson which are exercisable within 60 days of April 15, 2021, (iii) 5,812 restricted stock units vesting within 60 days of April 15, 2021, and (iv) 99,085 of our common stock held by the Bonnie H. Anderson Living Trust.

(9)	Consists of (i) 88,379 shares of our common stock held by Mr. Kennedy, (ii) options to purchase 104,964 shares of our common stock held by Mr. Kennedy which are exercisable within 60 days of April 15, 2021, and (iii) 2,893 restricted stock units vesting within 60 days of April 15, 2021.

(10)	Consists of (i) 1,574 shares of our common stock held by Ms. Kennedy, (ii) options to purchase 12,538 shares of our common stock held by Ms. Kennedy which are exercisable within 60 days of April 15, 2021, and (iii) 1,837 restricted stock units vesting within 60 days of April 15, 2021.

(11)	Consists of (i) 31,758 shares of our common stock held by Mr. Hanna and (ii) options to purchase 26,690 shares of our common stock held by Mr. Hanna which are exercisable within 60 days of April 15, 2021.

(12)	Consists of options to purchase 85,000 shares of our common stock held by Mr. Bishop which are exercisable within 60 days of April 15, 2021.

(13)	Consists of (i) 10,000 shares of our common stock held by Dr. Cohen and (ii) options to purchase 20,000 shares of our common stock held by Dr. Cohen which are exercisable within 60 days of April 15, 2021.

(14)	Consists of (i) options to purchase 103,750 shares of our common stock held by Ms. Eastham which are exercisable within 60 days of April 15, 2021 and (ii) 13,227 shares held by the Karin Eastham Charles Schwab Custodian IRA Rollover.

(15)	Consists of options to purchase 75,000 shares of our common stock held by Dr. Epstein which are exercisable within 60 days of April 15, 2021.

(16)	Consists of options to purchase 55,000 shares of our common stock held by Mr. Gordon which are exercisable within 60 days of April 15, 2021.

(17)	Consists of options to purchase 75,000 shares of our common stock which are exercisable within 60 days of April 15, 2021, ownership of 30,000 shares of common stock and 69,653 shares held by jVen Capital, LLC, of which Mr. Jones is Managing Member.

(18)	Includes (i) 264,859 shares of our common stock, (ii) options to purchase 1,570,784 shares of our common stock which are exercisable within 60 days of April 15, 2021, and (iii) 10,542 restricted stock units vesting within 60 days of April 15, 2021.

EXECUTIVE OFFICERS
    The names of our executive officers in 2020, their ages as of April 15, 2021 and their positions are shown below:

Name	Age	Position
Bonnie H. Anderson	63	Chairman and Chief Executive Officer
Keith Kennedy(1)	51	Chief Operating Officer and Chief Financial Officer
Beverly Jane Alley(2)	58	Acting Chief Financial Officer
Giulia C. Kennedy	61	Chief Scientific Officer and Chief Medical Officer
James Erlinger III	62	Executive Vice President, General Counsel
(1) Mr. Kennedy will retire from our company, effective May 15, 2021.
(2) Ms. Alley’s appointment will be effective May 15, 2021.
Executive Officer Information

For information regarding Ms. Anderson, please refer to “Proposal 1- Election of Directors.”
Keith Kennedy has served as our Chief Financial Officer since December 2016, our Chief Operating Officer since July 2019, and as our Secretary from November 2017 to July 2020. Prior to joining us, Mr. Kennedy provided strategic counsel and consulting services from his consulting practice from September 2015 to November 2016, including advisory services to Pennant Park Investment Advisors. Mr. Kennedy served as President, Chief Executive Officer and Director of MCG Capital Corporation, a publicly traded business development company, from April 2014 until its merger with Pennant Park Floating Rate Capital Ltd in August 2015. Mr. Kennedy joined MCG Capital Corporation in February 2012 as an Executive Vice President and Managing Director, served as its Chief Financial Officer and Treasurer from May 2012 to March 2014, and its President from March to April 2014.  Prior to MCG, Mr. Kennedy served as a Managing Director at GE Capital, a Manager of Transaction Services at Ernst & Young LLP and as an Officer in the U.S. Air Force.  Mr. Kennedy holds a B.S. in Accounting with high distinction from Indiana University and holds an M.B.A. from the College of William & Mary.  Mr. Kennedy is a Chartered Financial Analyst and Certified Public Accountant.

Beverly Jane Alley has served as our Vice President, Corporate Controller and Principal Accounting Officer since April 2021, as Executive Director, Corporate Controller from January 2021 to April 2021, and as Finance Consultant from March 2018 to January 2021. Prior to joining us, Ms. Alley served as Vice President and Controller at American Capital Senior Floating, Ltd., an investment management company, from November 2015 to June 2017. From November 2004 to August 2015, Ms. Alley held a variety of positions at MCG Capital Corporation, a commercial finance company, including Chief Financial Officer. Ms. Alley holds a B.B.A in Finance from the University of Oklahoma and an M.B.A. from Troy State University. Ms. Alley is a Certified Public Accountant.

Giulia C. Kennedy, Ph.D., has served as our Chief Scientific Officer since September 2008 and became our Chief Medical Officer in January 2018. Dr. Kennedy served as our Senior Vice President of Research and Development from April 2008 to September 2008. Prior to joining us, Dr. Kennedy was a Senior Director at Affymetrix, Inc., a microarray technology company, where she served from January 2000 to March 2008. Prior to joining Affymetrix, Dr. Kennedy served in scientific roles at Chiron Corporation and Millennium Pharmaceuticals, Inc., both of which are biotechnology companies. Dr. Kennedy holds a B.S. in Applied Science from Youngstown State University and a Ph.D. in Biochemistry from Case Western Reserve University School of Medicine and completed postdoctoral training in the Biochemistry Department and Hormone Research Institute at the University of California, San Francisco.

James H. Erlinger III has served as our Executive Vice President, General Counsel and Secretary since July 2020. From December 2018 to July 2020, Mr. Erlinger served as Of Counsel at Bryan Cave Leighton Paisner LLP, a multinational law firm. From December 2012 to February 2018, Mr. Erlinger served as Executive Vice President, General Counsel and Secretary at IQVIA Holdings Inc., a health information technology company. Prior to this, Mr. Erlinger was a Partner at Bryan Cave Leighton Paisner LLP. Mr. Erlinger holds a B.S. in Business Administration in Finance and an M.B.A. from the University of Missouri—Columbia and a J.D. from the University of Missouri—Kansas City School of Law. Mr. Erlinger is a Certified Public Accountant (inactive).

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

This Compensation Discussion and Analysis (“CD&A”) provides an overview of our executive compensation philosophy, the objectives of our executive compensation program and each compensation component that we provide. In addition, we explain how and why our compensation committee arrived at specific compensation policies and decisions involving our named executive officers for the year ended December 31, 2020. This CD&A is intended to be read in conjunction with the tables which immediately follow, which include historical context of pay.

The following executive officers constituted our Named Executive Officers (“NEOs”) for the year ended December 31, 2020:

Name	Position
Bonnie H. Anderson	Chairman of the Board and Chief Executive Officer
Keith Kennedy(1)	Chief Operating Officer and Chief Financial Officer
Giulia C. Kennedy	Chief Scientific Officer and Chief Medical Officer
John Hanna(2)	Former Chief Commercial Officer
James Erlinger III(3)	Executive Vice President and General Counsel
(1) Mr. Kennedy will retire from our company effective May 15, 2021.
(2) Mr. Hanna resigned from our company effective April 2, 2021.
(3) Mr. Erlinger joined our company as Executive Vice President and General Counsel on July 29, 2020.

Executive Summary

2020 was a challenging year of uncertainty for our business. We believe we navigated through the challenges presented by the pandemic with thoughtful and swift actions, allowing us to preserve cash, reposition spend into virtual tools to drive a rebound in our business while keeping our pipeline products on track for timely launch. Key accomplishments included:

•Following a significant decline in the second quarter due to the pandemic, revenue rebounded in the second half of the year, growing to $34.5 million in the fourth quarter of 2020, an increase of 16% compared to the same period in 2019. Total revenue was $117.5 million for 2020;
•Genomic testing and product volume was 44,489 for 2020. After a significant volume decrease in the second quarter of 2020, due to the pandemic, genomic testing and product volume rebounded to 13,130 tests in the fourth quarter, a 14% increase compared to the fourth quarter of 2019;
•Product revenue grew to $9.8 million for 2020;
•Received a new Medicare reimbursement rate of $5,500 for the Envisia Genomic Classifier, which went into effect on October 1, 2020, following the test’s designation by the Centers for Medicare & Medicaid Services as an Advanced Diagnostic Laboratory Test, or ADLT;
•Received reimbursement approval from the German government for the Prosigna Breast Cancer Gene Signature Assay, making the test accessible for all breast cancer patients in Germany with HR+/HER2- early-stage breast cancer;
•Unveiled new preliminary performance data regarding our noninvasive nasal swab test for early lung cancer detection and our Percepta Genomic Atlas for informing treatment decisions at the time of lung cancer diagnosis; and
•On February 2, 2021, we entered into an agreement to acquire, and on March 12, 2021 we completed the acquisition of, Decipher Biosciences, a commercial-stage precision oncology company focused on urologic cancers, further solidifying Veracyte’s global leadership in the genomic cancer diagnostics market while accelerating revenue growth.

Our focus on strong execution and financial discipline has translated into above market returns for our stockholders, with a total stockholder return ("TSR") of nearly 73% in 2020. The following graph depicts our chief executive officer’s ("CEO") actual total direct compensation as compared to our absolute TSR over the last five fiscal years, showing alignment between our CEO’s compensation and our strong financial and operational performance resulting in delivery of positive TSR over such time.

Impact of COVID-19 on 2020 Compensation
The COVID-19 pandemic created challenges for everyone, including our compensation committee. The committee has worked hard each year to ensure that our pay programs continually evolve, presenting appropriately structured pay packages for a company of our size, that align with investor expectations, industry standards, good governance practices and provide us with the tools needed in a tightly competitive market for talent. The pandemic put these efforts in the spotlight: how to retain our important leaders, motivate performance in a time of vast uncertainty, while continuing to align the interests of our executives with those of our stockholders. Importantly, the committee also wanted to ensure alignment of management with the broader employee population.
As the pandemic unfolded, the compensation committee, and board of directors as a whole, responded in several thoughtful and appropriate ways, all of which are discussed in detail in this CD&A. Despite the uncertainty, the committee focused on what it could, including disciplined cash management, retaining and motivating employees, and ensuring that the tenets of our compensation philosophy that are weighted toward performance were upheld through our actions. The actions taken in the past year included:
April 2020
In late April 2020, in light of the bleak U.S. and world economic outlook and the immediate effect of the pandemic on our operating results, the committee approved, effective May 1, 2020:
•Base salary reduction for our CEO of 25%;
•Base salary reductions for employees at the level of vice president and above (including other NEOs) of 10%;
•Special equity grants to employees with salary reductions; and
•Reduction of board of directors members’ annual cash retainer fee of 10%.
While these decisions were not taken lightly, the board of directors and the compensation committee determined these actions were appropriate to align executives and directors with the interests of stockholders from a cash management viewpoint, as well as to motivate and encourage our executives to provide the needed leadership to navigate our company through the pandemic. In April 2020, we also put approximately 60 employees on a temporary furlough, which ended in July 2020. During the second quarter of 2020, with limited physical access to physicians, we expanded our use of digital tools to engage with our customers. Given the effectiveness of these programs, we believe such new sales and marketing models offer an opportunity to increase our efficiency and align with our projections for a U-shaped recovery. To that end, in July 2020 we terminated approximately 30 sales positions, representing a combination of employees who were furloughed and those who were not. At the same time, we brought the remaining 35 employees – mostly in sales – back from furlough as our business began to increase.

September 2020
By late September, the operating results of Veracyte had stabilized to the point that the compensation committee felt it was appropriate to restore the base salaries for executives and the annual retainer fees for all board members to pre-reduction levels, effective October 1st.
February 2021
In February of each year, the compensation committee reviews our achievement versus the corporate goals under the annual cash incentive plan. This year, the committee considered the substantial effect that the pandemic had on our operating results – in particular, revenues, which generally account for 50% of the annual incentive goals. Although achievement was lower than target, the committee’s analysis concluded that the holistic results for us and stockholder-value creation were commendable and that it was appropriate to consider 100% achievement of corporate goals for 2020 for all of our employees who participated in the cash incentive plan.
Pay Program Overview

We believe that the design and structure of our pay program, and in particular our incentive plans, support our business strategy and organizational objectives while successfully aligning executive focus and interest with that of stockholders. Our compensation programs are designed to reward our executives for superior short- and long-term performance. All pay elements, and the safeguards and governance features of the program, have been carefully chosen and implemented to align with our pay philosophy and objectives.
In doing so, we have selected the following framework to achieve these objectives:

Base Salary
•Base salaries are set to be competitive within our industry and are important in attracting and retaining talented executives.
•Base salaries are fixed pay set with consideration for responsibilities, market data and individual contribution.

Annual Cash Incentives
•The annual cash incentive award plan is intended to motivate and reward our executives for the achievement of certain of our strategic goals.
•In 2020, our annual incentives were based on key corporate objectives, including revenue, cash flow from operations, and pipeline goals, as well as individual contributions.

Long-Term Equity Incentives
•Long-term equity awards incentivize executives to deliver long-term stockholder value, while also providing a retention vehicle for our top executive talent.
•Equity awards are typically delivered as:
◦Stock options
◦RSUs
◦Targeted PSUs in certain years

2020 Target Pay Mix

Consistent with our philosophy of aligning executive pay with our short- and long-term performance, and to align the interests of management and stockholders, our compensation programs are designed to provide the majority of executive compensation in the form of variable, at-risk, incentive pay. For 2020, our compensation committee structured pay packages for NEOs as described below:

Note: includes pre-pandemic salary levels, target annual incentives, and grant date fair value of annual equity grants.
Compensation Governance
Our compensation committee is responsible for oversight of our compensation program and practices. The committee maintains a pay program defined by robust corporate governance and a commitment to shareholder interests. We have committed to numerous practices and safeguards to ensure the compensation program does not misalign those interests. These include:

What We Do
•Pay-for-performance philosophy and culture
•An appropriate mix of short and long-term incentives for our executives
•Responsible use of shares under our long-term incentive program
•Engage an independent compensation consultant
•Perform an annual risk assessment of our compensation program
•Appropriate stock ownership requirements for all executives and non-executive directors
•“Double-trigger” change-in-control provisions

What We Don't Do	•No excise tax gross-ups •No excessive perquisites •No repricing of stock option awards without stockholder approval

Say-on-Pay Results

In 2020, Veracyte received approximately 96.2% stockholder Say-on-Pay support. The compensation committee is appreciative of this result and believes it indicates that stockholder are supportive of our pay program structure and the alignment we have created between management and stockholder interests. The compensation committee will continue to consider the results of future stockholder votes, along with other forms of stockholder input and feedback, when structuring executive pay.

Executive Compensation Philosophy and Objectives

We have designed our executive compensation program to reward our executive officers, including our named executive officers, at a level consistent with our overall strategic and financial performance and to provide remuneration sufficient to attract, retain, and motivate them to exert their best efforts in the highly-competitive environment in which we operate. We believe in providing competitive compensation packages consisting of a combination of base salary, an annual cash bonus, and long-term incentive opportunities in the form of equity awards that are earned over a multi-year period. We believe the approach that has been adopted by our compensation committee, with an emphasis on variable cash compensation and equity awards, enables us to attract top talent, motivate successful short-term and long-term performance, satisfy our retention objectives, and align the compensation of our executive officers with our performance and long-term value creation for our stockholders.

Compensation Determination Process

Role of Compensation Committee. Our compensation committee oversees our compensation policies, plans and benefits programs and determines and approves or makes recommendations to our board of directors regarding the compensation of our executive officers. In addition, our compensation committee reviews and approves or makes recommendations to our board of directors with respect to our major compensation plans, policies and programs and assesses whether our compensation structure establishes appropriate incentives for officers and employees. The committee conducts an annual review of all components of executive compensation, and approves compensation arrangements for all executive officers other than the CEO, for whom the committee recommends approval by the independent members of the board of directors. The compensation committee also reviews and recommends our non-employee directors’ compensation to the full board of directors on an annual basis. The compensation committee has the sole authority to select, retain, terminate and approve the fees and other retention terms of consultants and advisors as it deems appropriate to perform its duties.

Role of Management. Our CEO is involved in the design and implementation of our executive compensation program. The CEO is typically present at compensation committee meetings, except that the CEO is not present during any voting or deliberations on her compensation. In 2020, the CEO reviewed the analysis and recommendations of Radford with the compensation committee and made recommendations regarding proposed salary, equity awards and bonus for our officers (other than herself). Management also participates in conducting annual risk assessments and ensuring that any risks involving compensation are properly mitigated. The compensation committee exercises its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations and approves all compensation and equity awards for our executives.

Role of Independent Compensation Consultant. The compensation committee retains an independent compensation consultant in order to provide professional expertise regarding a variety of executive compensation and market practices. The independent consultant assists the compensation committee and board of directors in setting compensation and designing a comprehensive plan. We engaged Radford, part of the Rewards Solutions practice at Aon plc, to provide the compensation committee with the following services, focusing on all compensation components.

In 2020, Radford assisted the compensation committee with, among other things:

•Reviewing and modifying our compensation peer group;
•Executive and director market pay analysis;
•Development of executive and director pay programs;
•Analysis of equity pay market;
•Change in control and severance arrangement recommendations; and
•Drafting certain proxy disclosures, including this CD&A.

The compensation committee annually evaluates the independent compensation consultant’s independence and performance under the applicable SEC and Nasdaq listing standards. The compensation committee believes that working with an independent compensation consultant furthers our objectives to recruit and retain qualified executives, align their interests with those of stockholders and ensure that their compensation packages will appropriately motivate and reward ongoing achievement of business goals. The compensation committee conducted a specific review of its relationship with Radford in 2020 and determined that Radford’s work for the compensation committee did not raise any conflicts of interest.
Use of Competitive Data
To assess the competitiveness of our executive compensation program and compensation levels, our compensation committee, with the assistance of Radford, examines the competitive compensation data for senior executives of our peer companies examining pay overall, and each pay element.
The compensation committee uses the peer group to reference recent market data and understand the marketplace. However, the committee also recognizes the importance of flexibility and considers other factors as well, such as individual performance, experience, history and scope of responsibility, current market conditions and the specific needs of the business at critical points in time. The committee will use its best business judgment in setting pay with the peer group data as a reference point. The compensation committee will conduct an annual assessment of the peer group in order to ensure that it reflects Veracyte’s most current financial and sector-specific standing.

2020 Peer Group
For our 2020 Peer Group, Radford helped the compensation committee identify companies similar to us with respect to sector and market capitalization, as well as revenue and headcount, to provide a broad perspective on competitive pay levels and practices. The committee also considers criteria from outside investors and the talent market when selecting the final criteria and list of companies. The following criteria was applied in developing the peer group used for 2020 compensation analysis.
•Sector - Biotechnology/Pharmaceuticals, Life Sciences Tools and Services, and Health Care Equipment & Supplies companies
•Market Capitalization - 0.25x to 3x our company’s market capitalization
•Revenue - 0.5x to 4x our projected revenues

Using these criteria, in September 2019 the following 19 companies were approved to comprise our peer group used for 2020 compensation analysis:

CareDx	Codexis*	Cutera
Exact Sciences	Fluidigm	GenMark Diagnostics
Genomic Health	Guardant Health*	Intersect ENT
Invitae	Luminex	NanoString Technologies
Natera	NeoGenomics	OraSure Technologies
Oxford Immunotec Global	Pacific Biosciences of California	Quanterix*
Vericel
* New in 2020. Enzo Biochem and T2 Biosystems were removed from the list of companies from the prior year because they no longer met the criteria for the peer group and Foundation Medicine and Keryx Biopharmaceuticals were removed from the list of companies from the prior year because they were subject to merger transactions.

Consideration of Compensation Risk
Our compensation governance practices provide an appropriate framework for our executives to achieve our strategic goals without encouraging them to take excessive risks in their business decisions.
On an annual basis, the compensation committee conducts a thorough risk assessment of our compensation programs and practices to analyze whether they encourage employees to take excessive or inappropriate risks. After conducting this analysis, the compensation committee concluded our compensation programs are, on balance, consistent with market practice and do not present material risks to us.

Elements of Our Executive Compensation Program

In order to maintain a competitive and comprehensive pay package, we utilize three primary compensation vehicles to reward our executives: base salary, annual cash incentives, and long-term equity compensation. When setting our compensation practices, we ensure that our program will focus our executive officers on leading our entire organization toward achieving both short-term and long-term strategic, financial and operational goals, and increasing stockholder value, without encouraging excessive risk-taking.

Base Salaries

Base salaries serve to provide fixed cash compensation to our executive officers for performing their ongoing responsibilities. Base salaries for our executive officers are approved upon joining us by the compensation committee, and then reviewed and adjusted, as appropriate, by the compensation committee on an annual basis, in consultation with Radford and based on consideration of the factors including:

•The individual’s role and responsibilities;
•Individual contribution and performance of the past year;
•Overall experience and expertise;
•Current base salary;
•Corporate performance; and
•Salaries for similar positions within our industry.
In January, our compensation committee approved the following base salaries for our named executive officers in 2020:

Executive	2019 Base Salary	2020 Base Salary[1]	% Change
Bonnie H. Anderson	$580,000	$625,000	7.8%
Keith Kennedy[2]	$432,000	$450,000	4.2%
Giulia C. Kennedy	$421,000	$451,000	7.1%
John Hanna[3]	$375,000	$395,000	5.3%
James Erlinger III[4]	N/A	$400,000	N/A
[1] 2020 base salary for each executive is as set by the compensation committee in January 2020, and as reinstated on October 1, 2020 as discussed below.
2 Mr. Kennedy will retire from the company, effective May 15, 2021.
3 Mr. Hanna resigned from the company, effective April 2, 2021.
4 Mr. Erlinger was hired as Executive Vice President and General Counsel on July 29, 2020.

Impact of COVID-19 Pandemic on Base Salaries

In late April 2020, in light of the pandemic and its effects on our operating results, as well as the U.S. and world economic outlook at that point in time, management recommended, and the compensation committee approved, salary reductions for all NEOs, including our CEO, effective May 1, 2020. These salary reductions were recommended as a cost-controlling measure, in order to minimize the need for broader actions that would affect employees. These reductions remained effective for five months. Reductions, and actual net salary paid inclusive of this pandemic reduction (May 1, 2020 to September 30, 2020), were as follows:

Executive	% Salary Reduction (effective 5/1/20)	2020 Actual Salary Received
Bonnie Anderson	25%	$559,896
Keith Kennedy	10%	$431,250
Giulia Kennedy	10%[1]	$448,110
John Hanna	10%	$378,542
James Erlinger III	N/A	$171,282
[1] Effective September 8, 2020
2020 Annual Incentives
We provide our executives, including the named executive officers, with the opportunity to annually earn cash incentives to encourage the achievement of corporate objectives, and to reward those individuals who significantly impact our corporate results. Payments under the corporate bonus plan are ultimately based on the achievement of pre-established company metrics and individual performance. Actual performance against these metrics funds the incentive pool and threshold levels of performance must be met for pools to be funded.

Each of our named executive officers participated in our 2020 corporate bonus plan. Executive officers that participate in this plan have an established annual incentive target, which is equal to a percentage of their base salary. The actual earned annual incentive bonus, if any, is calculated based on the bonus pool funding, our performance and any adjustments for individual performance as assessed by the CEO for the NEOs, and by the board of directors for the CEO. Mr. Erlinger, who joined the Company in July 2020, participated based on a prorated incentive award for the past year and a contractually stipulated individual multiplier of 100%. For 2020, our named executive officers had the following annual cash incentive target opportunity:

Executive	Target Annual Incentive (as % of base salary without pandemic reduction)
Bonnie H. Anderson	100%
Keith Kennedy	55%
Giulia C. Kennedy	55%
John Hanna	55%
James Erlinger III	55%
The target annual opportunity for all NEOs remained unchanged in 2020 from 2019.

2020 Bonus Plan Awards
In February 2020, the independent members of our board of directors, on the recommendation of the compensation committee, approved corporate goals relating to our 2020 corporate bonus plan as described in the table below. Revenue was selected as the primary measure to be used to determine annual cash bonuses since it is a key indicator of our growth. Cash flow from operations was included to ensure the company remained focused on financial discipline and given the importance of product development pipeline advancements to our continued growth, the committee and board of directors selected product-based goals as described in the table below. With respect to our named executive officers, the bonus pool could be funded from 0% to 140% based upon achieving certain annual revenue, cash flow from operations and pipeline goals as follows:

Revenue (50%)	Cash Flow from Operations (10%)	Pipeline (40%)
•$150M revenue to achieve target payout	•Annual CFFO better than negative $10M and Q4 CFFO positive for target payout	•Nasal Swab – Algorithm lock (15%) •Percepta Targeted Atlas – Feasibility data (10%) •Envisia nCounter – Classifier and kit specification lock (15%)

Once the bonus pool is established based on Company performance against the metrics above, a modifier is applied based on each individual NEO's (other than the CEO's) contribution to our performance based on an assessment of performance by the CEO. Actual awards under the plan could either exceed or be less than the targets established, as determined by the compensation committee at its discretion based on corporate and individual performance. For our CEO, the compensation committee makes a recommendation to the independent members of our board of directors based on these criteria, and the board of directors makes the final determination of the CEO’s bonus award.
In February 2021, the independent members of our board of directors, on the recommendation of the compensation committee, approved cash bonus awards for 2020 performance. The impact of the pandemic and the challenges of 2020 were considered when evaluating performance, particularly in regard to its adverse effect on our ability to generate revenue through much of the first nine months of the year. Total revenue for 2020 was $117.5 million, which was lower than the original target goal as indicated in the table below. However, given the effect of the pandemic on our revenues, on consumers, and on the entire economy, the compensation committee considered this achievement to be consistent with expectations. We achieved the target goals for cash flows from operations and advancing our pipeline products as indicated in the table below. On February 2, 2021, we executed a strategic acquisition of Decipher Biosciences, which we expect to expand our presence into seven of the ten most common cancers in the United States, accelerating our expected revenue growth.

Each metric is calculated individually, and the sum of the calculations determines the potential bonus pool payout:

Metric	Weighting	Threshold (75%)	Target (100%)	Maximum (140%)	Actual
Total Revenue	50%	$135M	$150M	$162M	$117M
Cash Flow from Operations	10%	n/a	<($10M) Annual and Q4 CFFO Positive	n/a	Both achieved
Pipeline	40%	n/a	See above	n/a	All achieved
Total	100%

Based on this review, although achievement was lower than target, the compensation committee concluded that it was appropriate to consider 100% achievement of corporate goals for 2020 for all of our employees who participated in the cash incentive plan. The independent members of our board of directors and compensation committee approved awards to our named executive officers at 100% achievement of the corporate goals. The company-wide annual cash incentive bonus plan likewise was funded at 100% achievement of these corporate goals. Earned bonuses for 2020 were as follows:

Executive	Original FY 2020 Opportunity			Actual
	2020 Base Salary	2020 Target Bonus (as a % of base salary)	Target Bonus ($)	Corporate Multiplier	Individual Performance Multiplier	2020 Earned Bonus
Bonnie Anderson	$625,000	100%	$625,000	100%	—	$625,000
Keith Kennedy	$450,000	55%	$247,500	100%	105%	$260,000
Giulia Kennedy	$451,000	55%	$248,050	100%	101%	$250,000
John Hanna	$395,000	55%	$217,250	100%	104%	$225,000
James Erlinger III [1]	$400,000	55%	—	100%	100%	$95,000
1 Mr. Erlinger joined our company on July 29, 2020 and therefore received a prorated incentive award for the past year based on a contractually stipulated individual multiplier of 100%.

Equity Compensation
A significant portion of executive pay is delivered as long-term incentives, or equity awards, which are designed to align executive officers’ interests with stockholder interests, promote retention through the reward of long-term company performance, and encourage ownership in our company. Equity awards are designed to encourage high performance by and long-term tenure for executive officers, thereby strongly aligning executive officers’ interests with the interests of our stockholders.

We have historically granted equity awards in the form of stock options and RSUs. We believe that stock options, which are granted with exercise prices equal to the fair market value of our common stock on the date of grant and vest over a four-year period, provide an appropriate long-term incentive for our executive officers, since the stock options reward them only to the extent that our stock price increases. Likewise, we believe that RSU awards reward our executive officers with long-term stock price appreciation while simultaneously helping us retain our executive officers, as restricted stock units provide some value to the recipient even if the market price of our common stock declines.

In 2018, we granted a one-time special performance-based share award ("PSU") to our named executive officers to further incentivize our executives to drive long-term growth and promote alignment of our stockholders’ interests with the financial interests of our executives. These 2018 PSUs were achieved as of the end of December 31, 2019 and became fully vested on February 21, 2021, as described fully in our proxy statement for the year ended December 31, 2019. The compensation committee believes that PSUs provide an appropriate long-term incentive for our executive officers, as PSUs reward our executive officers only to the extent those performance measures are met. The compensation committee (and, in the case of our CEO, our board of directors), has again granted PSUs in February 2021 to certain of our NEOs as a significant portion of their 2021 total equity compensation.

The compensation committee initially determines the size of equity grants by considering the executive officer’s position and market data of our peer group companies as provided by Radford. The compensation committee then takes into consideration each named executive officer’s recent performance history, his or her potential for future responsibility and criticality of his or her work to the long-term success of our company and the retention value of outstanding awards. The compensation committee has the discretion to give relative weight to each of these factors as it sets the size of the equity grant to appropriately create an opportunity for reward based on increasing stockholder value.
2020 Equity Grants

February 2020 Equity Grants
In February 2020, the compensation committee and the independent members of the board of directors, on the recommendation of the compensation committee, approved grants of annual equity awards to the named executive officers in the following amounts:

Executive	Stock Options (#)(1)	RSUs (#)
Bonnie H. Anderson	192,500	33,000
Keith Kennedy	70,000	12,000
Giulia C. Kennedy	70,000	12,000
John Hanna	70,000	12,000
James Erlinger III(2)	175,000	—
(1) The February 2020 options have an exercise price of $24.69 per share.
(2) Mr. Erlinger received a grant of 175,000 stock options with an exercise price of $30.18 in July 2020, in connection with his appointment as Executive Vice President and General Counsel.

Options become exercisable as to 25% of the shares on the first anniversary of the date of grant, and the remaining shares vest at a rate of 1/48th of the total number of shares subject to the award for each month of continuous service thereafter (until the fourth anniversary of the date of grant). Annual RSU awards vest as to 25% on the first anniversary of the date of grant and 1/16th of the total number in each quarter thereafter, based on continuing service on each vesting date.
May 2020 Equity Grants
As previously discussed, in late April 2020 the compensation committee approved salary reductions for all NEOs, including our CEO, beginning on May 1, 2020, in light of the COVID-19 pandemic. To encourage and motivate the executive team at this, the committee awarded special equity grants to the named executive officers.

Executive	Stock Options (#)(1)	RSUs (#)
Bonnie H. Anderson	10,920	1,870
Keith Kennedy	1,750	300
Giulia C. Kennedy	1,750	300
John Hanna	1,540	265
James Erlinger III(2)	—	—
(1) The May 2020 options have an exercise price of $26.55 per share.
(2) Mr. Erlinger joined our company following the May 2020 grants.

For our NEOs other than Ms. Anderson, 100% of the shares underlying options will vest and become exercisable on the eighteen-month anniversary of the grant date, May 1, 2020. For our CEO, Ms. Anderson, 100% of the shares underlying the option shall vest and becomes exercisable on the 24-month anniversary of May 1, 2020. Similarly, for our NEOs other than Ms. Anderson, the RSU grants will vest on the eighteen-month anniversary of the grant date, May 1, 2020. For our CEO, Ms. Anderson, 100% of the RSUs shall vest on the 24-month anniversary of May 1, 2020. The compensation committee made the decision to include these vesting schedules to support the retention objectives of the grant.

Additional Compensation Practices and Policies

Executive and Board Stock Ownership Guidelines
In February 2021, the board of directors adopted stock ownership guidelines for our executive officers. Under these guidelines, the Chief Executive Officer, each other individual serving as a C-Level executive officer and each member of the board of directors must achieve the requirement within five years of becoming subject to the policy.

Position	Requirement
Chief Executive Officer	3x base salary
C-Level Officers other than CEO	1x base salary
Non-Employee Director	3x annual cash retainer

For the purposes of determining stock ownership levels, the following forms of equity interests are included: shares owned by the executive officer directly, or held in trust for the benefit of, the executive officer or director or his or her immediate family members residing in same household or through trusts; “in-the-money” value of vested stock option awards. The applicable guidelines must be met within the earliest of five years from: (i) joining the company, (ii) promotion to an officer level or (iii) establishment of the guidelines.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1.0 million paid in any taxable year to its chief executive officer and each of its three next most highly-compensated named executive officers (other than its chief financial officer only for fiscal years prior to 2017). Remuneration in excess of $1.0 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Internal Revenue Code.
The 2017 tax reform legislation removed the “performance-based compensation” exception from Section 162(m). Accordingly, awards made after November 2, 2017, generally are not eligible for the “performance-based compensation” exception and will not be deductible to the extent that they cause the compensation of the affected executive officers to exceed $1 million in any year. Awards that were made and subject to binding written contracts in effect on November 2, 2017, are “grandfathered” under prior law and can still qualify as deductible “performance-based compensation,” even if paid in future years. Our compensation committee will continue to monitor these awards and endeavor to ensure that they are deductible if and when paid. While the compensation committee considers the deductibility of compensation as one factor in determining executive compensation, the compensation committee believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key employees.
Taxation of “Parachute” Payments and Deferred Compensation. Sections 280G and 4999 of the Internal Revenue Code provide that named executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of our Company that exceed certain prescribed limits, and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Internal Revenue Code imposes significant additional taxes in the event that an employee, including a named executive officer, director, or service provider receives “nonqualified deferred compensation” that does not satisfy the conditions of Section 409A.
We do not provide any named executive officer with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Internal Revenue Code. We have not agreed and are not otherwise obligated to provide any named executive officer with a “gross-up” or other reimbursement under Section 409A.
Accounting for Stock-Based Compensation. We follow the FASB ASC Topic 718 for our stock-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables that accompany this Compensation Discussion and Analysis, even though recipients may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their statements of operations over the period that the recipient of the award is required to render service in exchange for the award.

Report of the Compensation Committee

This report of the compensation committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Securities and Exchange Commission regulations. Based on its review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Submitted by The Compensation Committee of the Board of Directors

Fred Cohen
Karin Eastham (Chair)
Robert Epstein
Jens Holstein

Summary Compensation Table
The following table provides information concerning compensation awarded to, earned by, or paid to each of our named executive officers for 2018, 2019 and 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Stock Awards ($)(2)	Performance Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Other ($)(3)	Total ($)
Bonnie H. Anderson	2020	625,000	—	2,454,926	864,419	—	625,000	2,000	4,571,345
Chairman and Chief Executive Officer	2019	580,000	75,400	2,393,663	606,300	—	504,600	2,000	4,161,963
	2018	550,000	—	688,590	179,400	897,000	514,250	2,000	2,831,240
Keith Kennedy (4)	2020	450,000	12,500	863,315	304,245	—	247,500	148,357	2,025,917
Chief Operating Officer and Chief Financial Officer	2019	432,000	32,175	638,310	1,268,400	—	215,325	187,466	2,773,676
	2018	400,000	—	236,416	61,594	299,000	266,200	202,899	1,466,109
Giulia C. Kennedy	2020	451,000	1,950	863,315	304,245	—	248,050	2,000	1,870,560
Chief Scientific Officer and Chief Medical Officer	2019	421,000	33,107	638,310	808,400	—	221,593	2,000	2,124,410
John Hanna (5)	2020	395,000	7,750	860,537	303,316	—	217,250	2,000	1,785,853
Chief Commercial Officer	2019	375,000	26,862	638,310	808,400	—	179,438	2,000	2,030,010
James Erlinger III	2020	400,000	—	2,623,425	—	—	95,000	—	3,118,425
Executive Vice President, General Counsel and Secretary

(1)	The amounts in this column represent bonuses awarded at the discretion of our board of directors above the amounts earned by meeting the performance measures established under our 2020 Bonus Plan. For more information see "—Compensation Discussion and Analysis-2020 Bonus Plan Awards."

(2)
Amounts represent the aggregate fair value of the awards computed as of the grant date of each award in accordance with Topic 718 for financial reporting purposes, rather than amounts paid to or realized by the named individual. Our assumptions with respect to the calculation of these values are set forth in the Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. There can be no assurance that option awards will be exercised or that RSUs will settle (in which case no value will be realized by the individual) or that the value on exercise of options or settlement of RSUs will approximate the fair value as computed in accordance with Topic 718. We computed the grant date fair value of PSU awards based on our achievement of the PSU awards' performance conditions at 100% of target.

(3)
Other income includes matching contributions to 401(k) plans in an amount up to $2,000 per year. Other income for Mr. Kennedy also includes assistance with travel and living expenses associated with his commuting to our executive offices in South San Francisco, California as described in footnote (4) below.

(4)	Pursuant to the terms of his employment agreement, Mr. Kennedy is entitled to travel and living expense assistance in connection with his commuting to our executive offices in South San Francisco, California. In 2020, 2019 and 2018, these amounts totaled $146,357, $185,466 and $200,899, respectively, for reimbursed expenses for airline travel, parking, transportation and related travel incidentals, and living expense and tax gross-up paid for such expenses. Mr. Kennedy will retire from our company, effective May 15, 2021.

(5)	Mr. Hanna resigned from our company, effective April 2, 2021.

Grants of Plan-Based Awards Table

The following table provides information concerning each grant of an award made in 2020 for each of our named executive officers under any plan. This information supplements the information about these awards set forth in the Summary Compensation Table.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares or Stock or Units (#)	All Other Stock Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Bonnie H. Anderson	Cash		156,250	625,000	875,000	—	—	—	—
	Options(3)	2/28/2020	—	—	—	—	192,500	24.69	2,310,443
	RSUs(4)	2/28/2020	—	—	—	33,000	—	—	814,770
	Options(5)	5/11/2020	—	—	—	—	10,920	26.55	144,484
	RSUs(6)	5/11/2020	—	—	—	1,870	—	—	49,649
Keith Kennedy	Cash		61,875	247,500	346,500	—	—	—	—
	Options(3)	2/28/2020	—	—	—	—	70,000	24.69	840,161
	RSUs(4)	2/28/2020	—	—	—	12,000	—	—	296,280
	Options(5)	5/11/2020	—	—	—	—	1,750	26.55	23,154
	RSUs(6)	5/11/2020	—	—	—	300	—	—	7,965
Giulia C. Kennedy	Cash		62,013	248,050	347,270		—	—	—
	Options(3)	2/28/2020	—	—	—	—	70,000	24.69	840,161
	RSUs(4)	2/28/2020	—	—	—	12,000	—	—	296,280
	Options(5)	5/11/2020	—	—	—	—	1,750	26.55	23,154
	RSUs(6)	5/11/2020	—	—	—	300	—	—	7,965
John Hanna	Cash		54,313	217,250	304,150	—	—	—	—
	Options(3)	2/28/2020	—	—	—	—	70,000	24.69	840,161
	RSUs(4)	2/28/2020	—	—	—	12,000	—	—	296,280
	Options(5)	5/11/2020	—	—	—	—	1,540	26.55	20,376
	RSUs(6)	5/11/2020	—	—	—	265	—	—	7,036
James Erlinger III(7)	Options(3)	7/29/2020	—	—	—	—	175,000	30.18	2,623,425

(1) Reflects threshold, target and maximum target bonus amounts for 2020 performance under our 2020 bonus plan, as described in “—Compensation Discussion and Analysis-2020 Bonus Plan Awards.” These amounts do not necessarily correspond to the actual amounts that were received by our named executive officers.
(2) The amounts reported in this column represent the grant date fair value of each award as computed in accordance with ASC 718. Note that the amounts reported in these columns reflect the accounting cost for these awards and do not correspond to the actual economic value that may be received by our named executive officers from the awards.
(3) The stock option vests at a rate of 1/4th of the total number of shares of common stock underlying the stock option on the one-year anniversary of the vesting commencement date, and vests at a rate of 1/48th of the total number of shares of common stock underlying the stock option each month following such one-year anniversary. The stock option is subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control.”
(4) The RSUs vest at a rate of 1/4th of the total number of RSUs on the one-year anniversary of the vesting commencement date, and vest at a rate of 1/16th of the total number of RSUs on each quarter thereafter. The RSUs are subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control.”
(5) 100% of the stock option vests and become exercisable on the eighteen-month anniversary of May 1, 2020, and for Ms. Anderson, 100% of the stock option vests and becomes exercisable on the 24-month anniversary of the vesting commencement date. The stock option is subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control.”
(6) 100% of RSUs subject to this award shall vest on the eighteen-month anniversary of the vesting commencement date, and for Ms. Anderson, 100% of RSUs subject to this award shall vest on the 24-month anniversary of the vesting commencement date. The RSUs are subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control.”
(7) Mr. Erlinger joined our company on July 29, 2020 and therefore received a prorated incentive award for the past year based on a contractually stipulated individual multiplier of 100%. Mr. Erlinger received a grant of 175,000 stock options in July 2020, in connection with his appointment as General Counsel.

2020 Outstanding Equity Awards at Fiscal Year-End
The following table provides information concerning the outstanding and unexercised stock options, outstanding RSUs and outstanding PSUs that have not vested for each named executive officer as of December 31, 2020.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (4)	Equity Awards: Market Value or Payout Value of Unearned Shares or Units of Stock That Have Not Vested ($) (4)
Bonnie H. Anderson	2/19/2014	140,000	—		$14.34	2/18/2024	—	—		—	—
	3/2/2015	78,312	—		$8.86	3/1/2025	—	—		—	—
	3/14/2016	225,000	—		$5.61	3/13/2026	—	—		—	—
	3/3/2017	290,625	19,625		$9.05	3/2/2027	—	—		—	—
	3/2/2018	154,687	70,313		$5.98	3/1/2028	—	—		—	—
	3/2/2018	—	—		—	—	9,375	$458,813	(3)	—	—
	3/2/2018	—	—		—	—	—	—		75,000	$3,670,500	(4)
	2/28/2019	103,125	121,875		$20.21	2/27/2019	16,875	$825,863		—	—
	2/28/2020	—	192,500		$24.69	2/27/2030	33,000	$1,615,020		—	—
	5/11/2020	—	10,920	(2)	$26.55	5/10/2030	1,870	$91,518	(5)	—	—

Keith Kennedy	12/6/2016	22,223	—	(6)	$7.47	12/5/2026	—	—		—	—
	3/3/2017	3,334	1,250		$9.05	3/2/2027	—	—		—	—
	3/2/2018	12,876	24,141		$5.98	3/1/2028	—	—		—	—
	3/2/2018	—	—		—	—	3,219	$157,538	(3)	—	—
	3/2/2018	—	—		—	—	—	—		25,000	$1,223,500	(4)
	2/28/2019	27,500	32,500		—	—	—	—		—	—
	2/28/2019	—	—		—	—	32,000	$1,566,080	(7)	—	—
	2/28/2019	—	—		—	—	4,500	$220,230		—	—
	7/1/2019	—	—		—	—	10,000	$489,400		—	—
	2/28/2020	—	70,000		$24.69	2/27/2030	12,000	$587,280		—	—
	5/11/2020	—	1,750	(2)	$26.55	5/10/2030	300	$14,682	(5)	—	—

Giulia C. Kennedy	3/3/2017	—	5,313		$9.05	3/2/2027	—	—		—	—
	3/2/2018	—	—		—	—	2,938	$143,786	(3)	—	—
	3/2/2018	—	—		—	—	—	—		25,000	$1,223,500	(4)
	3/2/2018	—	22,032		$5.98	3/1/2028	—	—		—	—
	2/28/2019	1,250	32,500		$20.21	2/27/2029	—	—		—	—
	2/28/2019	—	—		—	—	32,000	$1,566,080	(7)	—	—
	2/28/2019	—	—		—	—	4,500	$220,230		—	—
	2/28/2020	—	70,000		$24.69	2/27/2030	12,000	$587,280		—	—
	5/11/2020	—	1,750	(2)	$26.55	5/10/2030	300	$14,682	(5)	—	—

John Hanna	03/03/2017	4,167	3,125		$9.05	3/2/2027	—	—		—	—
	03/02/2018	4,375	16,407		$5.98	3/1/2028	—	—		—	—
	03/02/2018	—	—		—	—	2,188	$107,081		—	—
	02/28/2019	6,250	32,500		$20.21	2/27/2029	—	—		—	—
	2/28/2019	—	—		—	—	32,000	$1,566,080	(7)	—	—
	2/28/2019	—	—		—	—	4,500	$220,230		—	—
	2/28/2020	—	70,000		$24.69	2/27/2030	12,000	$587,280		—	—
	5/11/2020	—	1,540	(2)	$26.55	5/10/2030	265	$12,969	(5)	—	—

James Erlinger III	7/29/2020	—	175,000		$30.18	7/29/2030	—	—		—	—

(1)	Except as otherwise noted, options become exercisable as to 25% of the shares on the first anniversary of the grant date, and the remaining shares vest at a rate of 1/48th of the total number of shares subject to the options each month thereafter. The options have a term of ten years, subject to earlier termination upon termination of employment. The options are subject to acceleration upon certain specified events; for more information, see “—Potential Payments upon Termination or Change in Control” below.

(2)	The option shall become exercisable on the eighteen-month anniversary of May 1, 2020, and for Ms. Anderson, the option shall become exercisable on the 24-month anniversary of the vesting commencement date. The option is subject to acceleration upon certain specified events; for more information, see “—Potential Payments upon Termination or Change in Control” below.

(3)	Based on a price of $48.94 per share, which was the closing price per share of our common stock as reported by The Nasdaq Global Market on December 31, 2020. Except as otherwise noted, RSUs vest and settle as to 25% of the units on the first anniversary of the grant date, and the remaining RSUs vest and settle at a rate of 1/16th of the total number of shares subject to the units each quarter thereafter. The RSUs are subject to acceleration upon certain specified events; for more information, see “—Potential Payments upon Termination or Change in Control” below.

(4)	Based on a price of $48.94 per share, which was the closing price per share of our common stock as reported by The Nasdaq Global Market on December 31, 2020. The PSU awards' performance conditions were achieved as of December 31, 2019 and were certified by the board of directors. 50% of the total number of PSUs vested upon the certification of achievement of the performance metrics and 50% of the total number of PSUs will vest on the one-year anniversary of such date, subject to the continued service of the applicable executive. The PSUs are subject to acceleration upon certain specified events; for more information, see “—Potential Payments upon Termination or Change in Control” below.

(5)	100% of RSUs vest on the eighteen-month anniversary of the vesting commencement date, and for Ms. Anderson, 100% of RSUs shall vest on the 24-month anniversary of the vesting commencement date. The RSUs are subject to acceleration upon certain specified events; for more information, see “—Potential Payments upon Termination or Change in Control” below.

(6)	The vesting commencement date is December 6, 2017, with 1/36th of the total number of shares subject to the option vesting each month for the following 36 months. The option is subject to acceleration upon certain specified events; for more information, see “—Potential Payments upon Termination or Change in Control” below.

(7)	The RSUs vest 25% on February 28, 2021 and 75% on February 28, 2022. The RSUs are subject to acceleration upon certain specified events; for more information, see “—Potential Payments upon Termination or Change in Control” below.

Stock Option Exercises and Stock Vested Table

The following table presents, for each of our named executive officers, the number of shares of our common stock acquired upon the exercise of stock options or vesting and settlement of RSUs and PSUs during 2020 and the aggregate value realized upon the exercise of stock options and the vesting and settlement of RSUs and PSUs.

	Stock Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Bonnie H. Anderson	275,854	7,436,909	95,625	2,442,375
Keith Kennedy	57,510	1,201,647	37,075	985,488
Giulia C. Kennedy	84,457	1,851,362	30,850	781,358
John Hanna	111,541	2,890,680	13,583	379,480
James Erlinger III	—	—	—	—

(1)	The value realized on exercise is calculated as the difference between the fair market value of our common stock on the date of exercise and the applicable exercise price of those options.

(2)	The aggregate value realized upon the vesting and settlement of an RSU or PSU is based on the closing price on the Nasdaq Global Market of a share of common stock on the date prior to the day of vesting.

Employment Agreements

Bonnie H. Anderson

We entered into an employment agreement with Ms. Anderson, our co-founder and Chief Executive Officer, on February 15, 2008, as amended on December 22, 2008 and March 11, 2009. The agreement provides for base salary, subject to periodic review. Under the employment agreement, Ms. Anderson is also eligible to earn a bonus based on criteria and terms and conditions as may be established by our board of directors and a grant of restricted stock. We have also entered into a change of control and severance agreement with Ms. Anderson that provides for certain payments and benefits upon a qualifying termination of employment. See “—Potential Payments upon Termination or Change in Control” below for more information.

Keith Kennedy

We entered into an offer letter with Mr. Kennedy, our Chief Operating Officer and Chief Financial Officer, on November 17, 2016. This offer letter provides for a base salary, subject to periodic review. Under the offer letter, Mr. Kennedy is also eligible to earn a bonus based on specified criteria and an option grant. We have also entered into a change of control and severance agreement with Mr. Kennedy that provides for certain payments and benefits upon a qualifying termination of employment. In connection with Mr. Kennedy’s retirement to be effective May 15, 2021, consistent with Mr. Kennedy’s change of control and severance agreement, we have agreed to provide Mr. Kennedy with six months’ salary and continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, in exchange for a standard release of claims. See “—Potential Payments upon Termination or Change in Control” below for more information.

Giulia C. Kennedy

We entered into an offer letter with Ms. Kennedy, our Chief Scientific and Medical Officer, on March 10, 2008. This offer letter provides for a base salary, subject to periodic review. Under the offer letter, Ms. Kennedy is also eligible to earn a bonus based on specified criteria and an option grant. We have also entered into a change of control and severance agreement with Ms. Kennedy that provides for certain payments and benefits upon a qualifying termination of employment. See “—Potential Payments upon Termination or Change in Control” below for more information.

John Hanna

We entered into an offer letter with Mr. Hanna, our Chief Commercial Officer, on September 12, 2011. This offer letter provides for a base salary, subject to periodic review. Under the offer letter, Mr. Hanna is also eligible to earn a bonus based on specified criteria and an option grant. We have also entered into a change of control and severance agreement with Mr. Hanna that provides for certain payments and benefits upon a qualifying termination of employment. See “—Potential Payments upon Termination or Change in Control” below for more information. Mr. Hanna resigned from our company, effective April 2, 2021.

James Erlinger III

We entered into an offer letter with Mr. Erlinger, our EVP, General Counsel, on July 29, 2020. This offer letter provides for a base salary, subject to periodic review. Under the offer letter, Mr. Erlinger is also eligible to earn a bonus based on specified criteria and an option grant. We have also entered into a change of control and severance agreement with Mr. Erlinger that provides for certain payments and benefits upon a qualifying termination of employment. See “—Potential Payments upon Termination or Change in Control” below for more information.
Potential Payments upon Termination or Change in Control
We have entered into change of control and severance agreements with each of our named executive officers, which were most recently amended in July 2019.
Each of these agreements has an initial term of four years, which term automatically renews for additional one‑year periods unless either party provides written notice of non-renewal at least 60 days prior to the date of automatic renewal and which term extends for one year from a “change of control,” as defined in the agreement, if such change of control occurs within the final 12 months of the initial term or the term as extended through automatic renewal.
Outside of a Change in Control
Pursuant to each of the agreements, if the named executive officer is terminated by us without “cause” (as defined in the agreement), or terminates his or her employment for “good reason” (as defined in the agreement), each outside the period beginning two months prior to and ending 12 months following a change of control, or the “change of control period” (as defined in the agreement), he or she is entitled to the following benefits:
Ms. Anderson: (i) 12 months of salary continuation from the termination date, (ii) a lump sum payment equal to her prorated annual bonus for performance up to the end of the applicable performance period and (iii) accelerated vesting equal to 50% of any outstanding equity awards (and with respect to equity awards subject to performance, assuming “target” level performance, along with the extension of the post-termination exercise period of such awards to 24 months after the termination date.
Mr. Kennedy, Ms. Kennedy, Mr. Hanna, and Mr. Erlinger: six months of salary continuation from the termination date.

During Change in Control Period
Pursuant to each of these agreements, if the named executive officer is terminated by us without cause, or terminates his or her employment for good reason each during the change of control period, he or she is entitled to the following benefits:
Ms. Anderson: (i) a lump sum severance payment equal to 24 months of salary from the termination date, (ii) a lump sum payment equal to 200% of the highest of her (A) annual target bonus for the year in which the change of control occurs, (B) annual target bonus for the year in which the termination occurs, or (C) actual bonus for the year prior to the year in which the termination occurs and (iii) accelerated vesting equal to 100% of any outstanding equity awards (and with respect to equity awards subject to performance, assuming “target” level performance).
Mr. Kennedy, Ms. Kennedy, Mr. Hanna, and Mr. Erlinger: (i) a lump sum severance payment equal to 18 months of salary from the termination date, (ii) a lump sum payment equal to 150% the highest of his or her (A) annual target bonus for the year in which the change of control occurs, (B) annual target bonus for the year in which the termination occurs, or (C) actual bonus for the year prior to the year in which the termination occurs and (iii) accelerated vesting equal to 100% of any outstanding equity awards (and with respect to equity awards subject to performance, assuming “target” level performance).
Further, in either of the above situations the named executive officer will also be reimbursed (or receive payments in lieu of such reimbursements) if he or she elects and pays to continue health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, for any premiums paid for continued health benefits for the executive and his or her eligible dependents until the earlier of (i) the end of the salary continuation period date or (ii) the date upon which the executive and his or her eligible dependents become covered under similar plans.
The receipt of the above described benefits is subject to the named executive officer executing a release of certain claims against us.

	Upon Qualifying Termination - No Change in Control				Upon Qualifying Termination - Change in Control
Name	Cash Severance ($)(1)	Continuation of Medical Benefits ($)	Value of Accelerated Vesting ($)(2)	Total ($)	Cash Severance ($)(1)	Continuation of Medical Benefits ($)	Value of Accelerated Vesting ($)(2)	Total ($)
Bonnie H. Anderson	1,250,000	11,295	28,901,241	30,162,536	2,500,000	22,589	57,802,482	60,325,071

Keith Kennedy	225,000	9,530	—	234,530	1,046,250	28,591	10,413,886	11,488,727

Giulia C. Kennedy	225,500	9,639	—	235,139	1,048,575	28,918	7,620,583	8,698,076

John Hanna	197,500	16,375	—	213,875	918,375	49,126	6,522,746	7,490,247

James Erlinger III	200,000	11,785	—	211,785	930,000	35,354	3,283,000	4,248,354

1	The severance amount related to base salary was determined based on the base salaries in effect on December 31, 2020.
2	The value of accelerated vesting is calculated based on the per share closing price of our common stock on The Nasdaq Stock Market as of December 31, 2020 ($48.94) less, if applicable, the exercise price of each outstanding stock option.

CEO Pay Ratio

Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer (the “CEO Pay Ratio”). The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.

Measurement Date

We identified the median employee using our employee population on December 31, 2020 (including all employees, whether employed on a full-time, part-time, seasonal or temporary basis). We did not include any contractors or other non-employee workers in our employee population.

Consistently Applied Compensation Measure (“CACM”)

Under the relevant rules, we are required to identify the median employee by use of a “consistently applied compensation measure,” or CACM. We chose a CACM that closely approximates the annual target total direct compensation of our employees. Specifically, we identified the median employee by aggregating, for each employee: a) annual base pay for 2020, b) annual target cash incentive opportunity for 2020, and c) the grant date fair value for equity awards granted in 2020. Cash compensation for new hire employees that commenced employment in 2020 was annualized to reflect a full year.

Methodology and Pay Ratio

Using our CACM methodology described above, we identified the median employee. We then calculated the median employee’s annual total compensation in accordance with the requirements of the Summary Compensation Table. Our median employee compensation as calculated using Summary Compensation Table requirements was $169,715.  Our Chief Executive Officer’s compensation as reported in the Summary Compensation Table was $4,571,345. Therefore, our CEO Pay Ratio for 2020 is approximately 27:1.

This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the compensation committee nor management of the company used the CEO Pay Ratio measure in making compensation decisions.

Limitations on Liability and Indemnification Matters

Our restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”). Consequently, our directors are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•any breach of the director’s duty of loyalty to us or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
•any transaction from which the director derived an improper personal benefit.

Our restated certificate of incorporation and our amended and restated bylaws require us to indemnify our directors and officers to the maximum extent not prohibited by the DGCL and allow us to indemnify other employees and agents as authorized by the board of directors or by the action of a committee of the board of directors or designated officers established by or designated in resolutions approved by the board of directors. Subject to certain limitations, our amend and restated bylaws also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted.

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, officers and certain other employees, in addition to the indemnification provided for in our restated certificate of incorporation and amended and restated bylaws. These agreements, among other things, require us to indemnify our directors, officers and certain other employees for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually incurred by these individuals in any action or proceeding arising out of their service to us or any of our subsidiaries or any other company or enterprise to which these individuals provide services at our request. Subject to certain limitations, our indemnification agreements also require us to advance expenses incurred by our directors, officers and certain other employees for the defense of any action for which indemnification is required or permitted.

We believe that provisions of our restated certificate of incorporation, amended and restated bylaws and indemnification agreements are necessary to attract and retain qualified directors, officers and employees. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our restated certificate of incorporation and amended and restated bylaws or in these indemnification agreements may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Rule 10b5-1 Sales Plans

Certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they have contracted with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend or terminate the plan in specified circumstances.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued under our equity compensation plans as of December 31, 2020:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)
Plan Category
Equity compensation plans approved by security holders	4,019,639 (2)	$15.14	4,632,979	(3)
Equity compensation plans not approved by security holders	—	—	—
Total	4,019,639	$15.14	4,632,979

(1) The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of performance stock units and restricted stock units, since such units have no exercise price.

(2) Excludes purchase rights accruing under the Amended and Restated Veracyte, Inc. Employee Stock Purchase Plan (the "ESPP").

(3) Consists of 3,061,584 shares available for issuance under our 2008 Stock Plan and 2013 Stock Incentive Plan, and 1,571,395 shares available for purchase under our ESPP.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The audit committee acts pursuant to a written charter that was adopted by the board of directors. Each member of the audit committee qualifies as “independent” under the current listing requirements of The Nasdaq Stock Market.
In performing its functions, the audit committee acts in an oversight capacity and necessarily relies on the work and assurances of Veracyte’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in their report, express an opinion on the conformity of Veracyte’s annual financial statements with accounting principles generally accepted in the United States. It is not the duty of the audit committee to plan or conduct audits, to determine that Veracyte’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess or determine the effectiveness of Veracyte’s internal control over financial reporting.

Within this framework, the audit committee has reviewed and discussed with management our audited financial statements as of and for the year ended December 31, 2020. The audit committee has also discussed Auditing Standard No. 1301 adopted by the Public Company Accounting Oversight Board (United States) regarding “Communications with Audit Committees.” In addition, the audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.
Based upon these reviews and discussions, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020.

Audit Committee

Karin Eastham
Kevin K. Gordon (Chair)
Jens Holstein
Evan Jones

ADDITONAL INFORMATION
Stockholder Proposals for the 2022 Annual Meeting

If a stockholder wishes to present a proposal to be considered for inclusion in our proxy statement for the 2022 Annual Meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by our Secretary no later than December 21, 2021. Proposals we receive after that date will not be included in the proxy statement. We urge stockholders to submit proposals by Certified Mail - Return Receipt Requested.

A stockholder proposal not included in our proxy statement for the 2022 Annual Meeting will not be eligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice by February 7, 2022 and no later than March 9, 2022, or not more than 120 days nor less than 90 days prior to the first anniversary date of the preceding year’s annual meeting; however, if we have not held an annual meeting in the previous year or the date of the annual meeting is called for a date that is more than 30 days before or more than 60 days after the first anniversary date of the preceding year’s annual meeting, we must have received the stockholder’s notice not later than the close of business on the later of the 90th day prior to the date of the scheduled annual meeting or the 10th day following the earlier of the day on which notice of the annual meeting date was mailed or the day of the first public announcement of the annual meeting date. An adjournment or postponement of an annual meeting will not commence a new time period or extend any time period for the giving of the stockholder’s notice described above. The stockholder’s notice must set forth, as to each proposed matter, the information required by our Bylaws. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

“Householding” - Stockholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

This year, a number of brokers with account holders who are our stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge by calling (866) 540-7095 or writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

OTHER MATTERS
The board of directors does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, the proxy holders will vote in accordance with their judgment unless you direct them otherwise. Whether or not you intend to attend the Annual Meeting, we urge you to vote by telephone, the internet, or by signing and mailing the enclosed proxy or voting instruction form promptly.
Our Annual Report on Form 10-K for the year ended December 31, 2020 has been provided with this Proxy Statement. We will furnish without charge, upon written request of any person who was a stockholder or beneficial owner of our common stock on the close of business on the Record Date, copies of exhibits to our Annual Report on Form 10-K, but will charge a reasonable per page fee. Written requests should be sent to: Investor Relations, Veracyte, Inc., 6000 Shoreline Court, Suite 300, South San Francisco, California 94080. Our Annual Report on Form 10-K and exhibits are also available at https://www.sec.gov/Archives/edgar/data/1384101/000138410121000012/0001384101-21-000012-index.htm.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**The Board of Directors recommends you vote FOR the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. The election of two Class II directors to serve until the 2024 Annual Meeting or until their successors are duly elected and qualified. | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

**Nominees**

01) Muna Bhanji 02) John L. Bishop

**The Board of Directors recommends you vote FOR proposals 2 and 3.**

**NOTE**: In his or her discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

0000505885_1 R1.0.0.177

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:** The Notice & Proxy Statement, Annual Report/10K is/are available at www.proxyvote.com

VERACYTE, INC.

Annual Meeting of Stockholders
June 7, 2021 10:00 AM

**This Proxy is Solicited on Behalf of the Board of Directors**

The undersigned hereby authorizes Bonnie H. Anderson and James H. Erlinger III and each of them, as proxies of the undersigned, with full power of substitution, to represent and to vote all the shares of common stock of Veracyte, Inc. ("Veracyte") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Veracyte to be held, on June 7, 2021 at 10:00 a.m. Pacific Time, by visiting www.virtualshareholdermeeting.com/VCYT2021, and at any postponement or adjournment thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions:

**Unless a contrary direction is indicated, this Proxy will be voted FOR Proposal 1, the election of all of the nominees for director, FOR Proposal 2, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021, FOR Proposal 3, the approval, on a non-binding advisory basis, of the compensation of our named executive officers, and in accordance with the discretion of the proxies on any other matters as may properly come before the Annual Meeting or any postponements or adjournments thereof. If specific instructions are indicated, this Proxy will be voted in accordance therewith.**

**Continued and to be signed on reverse side**